ASSET PURCHASE AGREEMENT

by and between

SIEMENS ENERGY, INC.,

as (“Buyer”)

and

IES COMMERCIAL, INC.

and

IES TANGIBLE PROPERTIES, INC.,

as (“Sellers”)

Dated November 30, 2010

Table of Contents

I.	DEFINITIONS AND USAGE		1
	1.1	Definitions	1
	1.2	Usage	12

II.	SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES		13
	2.1	Sale and Purchase of Assets	13
	2.2	Excluded Assets	13
	2.3	Assumption of Liabilities	14
	2.4	Retained Liabilities	14
	2.5	Right to Access Job Costing Software	16
	2.6	Consent of Third Parties	16
	2.7	Closing	16
	2.8	Purchase Price	17
	2.9	Deliveries and Proceedings at Closing	17
	2.10	Allocation of Consideration	18
	2.11	Closing Working Capital; Purchase Price Adjustment and Payment	19
	2.12	Customer Prepayments; Purchase Price Adjustment and Payment	20

III.	REPRESENTATIONS AND WARRANTIES OF SELLER		21
	3.1	Organization	21
	3.2	Power and Authority	22
	3.3	No Conflict; No Violation of Laws	22
	3.4	Government Authorizations	23
	3.5	Financial Statements	23
	3.6	Condition, Title and Sufficiency of Assets	24
	3.7	Real Property	24
	3.8	Contracts	26
	3.9	Litigation	26
	3.10	Absence of Changes or Events	27
	3.11	Compliance with Laws; Permits	27
	3.12	Employee Benefit Plans	27
	3.13	Employees	29
	3.14	Environmental Matters	30
	3.15	Liabilities	31
	3.16	Taxes	31
	3.17	Intellectual Property; Know-How	32
	3.18	Inventory	33
	3.19	Insurance	33
	3.20	Accounts Receivable	33
	3.21	Product Warranty and Liability	33
	3.22	No Broker’s of Finder’s Fees	34
	3.23	Customers and Suppliers	34
	3.24	Absence of Restrictions on Business Activity	34
	3.25	Solvency	34
	3.26	Absence of Questionable Payments	35
	3.27	Export Controls	35
	3.28	Transactions with Affiliates	35
	3.29	Agency Agreements	36
	3.30	Completeness of Disclosure	36

IV.	REPRESENTATIONS AND WARRANTIES OF BUYER		36
	4.1	Organization	36
	4.2	Power and Authority	36
	4.3	No Conflict; No Violation of Laws	36
	4.4	No Broker’s Or Finder’s Fees	37

V.	COVENANTS PRIOR TO CLOSING		37
	5.1	Conduct of Business	37
	5.2	Access to Information	38
	5.3	Satisfaction of Conditions Precedent	39
	5.4	Notification of Certain Matters	39
	5.5	Title Insurance	39

VI.	CONDITIONS PRECEDENT TO THE CLOSING		40
	6.1	Conditions to the Obligations of Buyer	40
	6.2	Conditions to the Obligations of Seller	41

VII.	TERMINATION OF AGREEMENT		41
	7.1	Termination Events	41
	7.2	Effects Of Termination	42

VIII.	OTHER COVENANTS AND AGREEMENTS		42
	8.1	Offers of Employment and Employee Benefits Matters	42
	8.2	Non-Solicitation	44
	8.3	Non-Competition	44
	8.4	Injunctive Relief	44
	8.5	Use of Names and Logos	44
	8.6	Wrong Pocket	45
	8.7	Redirection of Email, Website and Documents	45
	8.8	Confidential Information	45
	8.9	Warranty Repairs	45
	8.10	Standalone Software; Access to Data Servers	46
	8.11	Actions of Governmental Authorities	46
	8.12	Publicity	46
	8.13	Tax Matters	46
	8.14	Proration of Taxes and Other Items	47
	8.15	Agency Agreements	47
	8.16	Further Assurances	48
	8.17	Physical Inventory	48
	8.18	Permits	48

IX.	INDEMNIFICATION		48
	9.1	Survival of Representations and Warranties	48
	9.2	Indemnification	49
	9.3	Claim Procedure	50
	9.4	Limitations on Indemnification	52
	9.5	Indemnification Payments Treated as Purchase Price Adjustment for Tax Purposes	53

X.	GENERAL PROVISIONS		53
	10.1	Expenses	53
	10.2	Notices	53
	10.3	Waiver	54
	10.4	Entire Agreement and Amendments	54
	10.5	Schedules	54
	10.6	Assignments, Successors, and No Third Party Rights	54
	10.7	Severability	54
	10.8	Section Headings	55
	10.9	Governing Law	55
	10.10	Waiver of Jury Trial	55
	10.11	Submission to Jurisdiction	55
	10.12	Legal Representation of the Parties	56
	10.13	Counterparts	56

List of Exhibits

Exhibit A	Form of Transitional Services Agreement
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Working Capital as of February 28, 2010 and as of August 31, 2010

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of November 30, 2010 by and between Siemens Energy, Inc., a Delaware corporation (“Buyer”), IES Commercial, Inc., a Delaware corporation (“Seller”), and IES Tangible Properties, Inc., a Delaware corporation (“IES Properties”)( Seller and IES Properties being collectively referred to as “Sellers”);

RECITALS

WHEREAS, Seller is engaged in the manufacturing and selling of fabricated metal buildings (“e-houses”) from the Owned Real Property, and such e-houses house electrical equipment supplied by OEMs such as switchgears, motor starters and control systems (collectively, the “Business”); and

WHEREAS, the Business is conducted as a division of Seller; and

WHEREAS, IES Properties is a special purpose entity that owns the Owned Real Property from which the Business is conducted and IES Properties owns no other assets other than the Owned Real Property; and

WHEREAS, Sellers desire to sell, transfer and convey to Buyer, and Buyer wishes to purchase from Sellers, substantially all of the assets, properties, rights and interests related to the Business pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Acquired Assets” means all of Sellers’ right, title and interest in, under and to the assets, properties and rights of every kind, nature and description existing on the Closing Date and constituting, and exclusively or primarily used in, or held for use in connection with the Business as a going concern (other than the Excluded Assets), wherever such assets, properties and rights are located and whether such assets, properties and rights are tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Sellers’ books or financial statements, including the following assets, properties and rights of the Business, to the extent exclusively or primarily used, or held for use, in the Business:

(a) all machinery, equipment, manufacturing tooling, motor vehicles (including without limitation trucks, tractors and trailers), goods, furnishings, furniture, fixtures, office equipment, servers, computers, telephone system, routers, switches and similar hardware, office supplies, production and other supplies and spare and repair parts, tools and other tangible personal property, including any such property in transit (the “Equipment and Other Tangible Personal Property”). A true and complete list of all Equipment and Other Tangible Personal Property as of the date hereof, all of which is owned by Seller, is set forth on Schedule 1.1(a);

(b) all inventory, including finished goods and consigned goods, work-in-process, supplies, storehouse stocks, raw materials, scrap, containers, and spare parts (“Inventory”) but specifically excluding any obsolete items. A true and complete list of all Inventory as of September 23, 2010, showing the book value of all items included therein is set forth on Schedule 1.1(b);

(c) all Intellectual Property, including packaged software licenses, full rights and title to owned-developed applications, used in or by the Business, all goodwill with respect thereto, all rights and remedies against infringements thereof, and rights of priority with and to protection of interests therein under the laws of all jurisdictions, and all tangible embodiments thereof, including all such property more particularly described on Schedule 1.1(c) hereto, including all rights to the names “Tesla,” “Tesla Power and Automation,” “Tesla Power Properties,” and any derivations of the same, but specifically excluding the Excluded Software and the Excluded Marks (collectively, “Business IP”);

(d) (i) all contracts, agreements, purchase orders and instruments relating to the sale by the Business of any assets, services, properties, materials or products, including all customer contracts, and operating contracts, but specifically excluding Excluded Contracts (collectively, the “Customer Contracts”); (ii) all orders, contracts, supply agreements and other agreements relating to the purchase by the Business of any assets, services (including those pertinent to the maintenance of the Real Property including but not limited to snow removal, landscaping and roof maintenance), properties, materials, or products but specifically excluding Excluded Contracts (collectively, the “Vendor Contracts”), and (iii) all contracts, agreements and instruments related to the leasing of office equipment and other personal property used by the Business, except as set forth on Schedule 2.2(d) (“Financing Leases”);

(e) the accounts receivable of the Business which remain outstanding and unpaid as of the Closing Date;

(f) any customer prepayments as of the Closing Date (“Customer Prepayments”) (the customer prepayments as of August 31, 2010 are listed on Schedule 1.1(f));

(g) any prepaid expenses, deferred charges, advanced payments to vendors, security deposits and prepaid items related to the Business, excluding, however, (i) any prepaid deposits made toward Sellers’ liability for Taxes, (ii) any refunds due to Sellers from any payment of Taxes; (iii) any insurance premium refunds due to Sellers and (iv) any prepaid expenses, deferred charges, advanced payments to vendors, security deposits and prepaid items related to Excluded Assets or Retained Liabilities;

(h) all approvals, permits, authorizations (including environmental Permits), licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Governmental Authority and all pending applications therefore, to the extent that such permits or rights are assignable are as set forth on Schedule 1.1(h) (“Permits”);

(i) with respect to the Business, all books, records, ledgers, files, papers and documents (or portion thereof), whether in hard copy or electronic format, including, without limitation, engineering information, drawings, specifications, instruction materials, new product development materials, creative materials, advertising and promotional materials, studies, reports, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, distribution materials, purchasing materials, manufacturing and quality control records and procedures, research and development files, historical financial (G/L) reports (e.g. cost center historical reports), fixed asset reports, historical job summary reports for the last 2 years including job cost analysis, and employment and personnel records of the Employees hired by Buyer;

(j) all rights or choses in action arising out of occurrences before or after the Closing Date, including third party warranties and guarantees and other similar contractual rights as to third parties held by or in favor of Seller with respect to any of the Acquired Assets;

(k) the Owned Real Property, and all existing, pending or potential benefits of all abatements, credits, and reimbursements in connection with the Owned Real Property together with reasonable cooperation of Sellers post-Closing to assist Buyer in realizing such benefits; and

(l) all rights to insurance and condemnation proceeds relating to the damage, destruction or impairment of assets, properties or other rights described in this Section 1.1(a)-(k), which such damage, destruction or impairment occurs on or prior to the Closing, and all such rights to the extent that such rights relate to Damages indemnifiable pursuant to Section 9.2

“Affiliate” means with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in the definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such Person, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code.

“Agency Agreements” has the meaning set forth in Section 3.29.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Arbiter” has the meaning set forth in Section 2.10.

“Arbitrator” has the meaning set forth in Section 9.3(c)(ii).

“Asset Acquisition Statement” has the meaning set forth in Section 2.10.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Business” has the meaning set forth in the Recitals.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnifiable Claims” has the meaning set forth in Section 9.2(b).

“Buyer Indemnified Party” has the meaning set forth in Section 9.2(a).

“Cash Consideration” has the meaning set forth in Section 2.8(a).

“Claimed Amount” has the meaning set forth in Section 9.3(a).

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Statement” has the meaning set forth in Section 2.11(b).

“Closing Statement Objection” has the meaning set forth in Section 2.11(c).

“Closing Working Capital” means the working capital of the Business as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include all amendments thereto and any substitute and successor provisions. All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable local, state, federal or foreign tax law.

“Confidential Information” means (a) all information concerning a party hereto and/or its Affiliates furnished to the other party hereto or any Representative of such receiving party or any of its Affiliates in writing, orally or electronically by such disclosing party or any Representative of such disclosing party or any of its Affiliates in connection with this Agreement or the transactions contemplated herein, whether before or after the date hereof, including any such information (i) concerning the business, financial condition, operations, products, services, assets and/or liabilities of such disclosing party and/or its Affiliates, (ii) which relates to technologies, intellectual property or capital, models, concepts, or ideas of such disclosing party and/or its Affiliates, or (iii) of third parties that such disclosing party and/or its Affiliates is required under applicable law or contracts to keep confidential or (iv) that has been clearly identified; and (b) terms and conditions of this Agreement and any other agreement entered into pursuant hereto, the fact that the parties hereto have entered into this Agreement, and that this Agreement exists; provided, however, the term “Confidential Information” shall not include information that: (i) is already known or in the possession of such receiving party at the time of disclosure, as evidenced by such receiving party’s written documentation; (ii) becomes subsequently available to such receiving party on a non-confidential basis from a source not known or reasonably suspected by such receiving party to be bound by a confidentiality agreement or secrecy obligation owed to such disclosing party; (iii) is or becomes generally available to the public other than as a result of a breach by such receiving party or any Representative of such receiving party or any of its Affiliates; or (iv) is independently developed by such receiving party without use, directly or indirectly, of Confidential Information of such disclosing party, as evidenced by such receiving party’s written documentation; provided further, however, if only a portion of the Confidential Information falls under one of the foregoing exceptions, then only that portion shall not be deemed Confidential Information.

“Confidentiality Agreement” means that certain nondisclosure and confidentiality agreement dated as of April 1, 2010 by and between Buyer and Seller.

“Contemplated Transactions” has the meaning set forth in Section 2.7.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Liability of any person (a “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase or satisfy any Liability or to purchase any property constituting direct or indirect security therefore, (ii) to advance or supply funds for the purchase or payment of any Liability, (iii) to advance or supply funds to maintain working capital or equity capital of the primary obligor of such Liability or otherwise to maintain the net worth or solvency of the primary obligor, or (iv) to otherwise assure or hold harmless a primary obligor against any Liability in respect thereof.

“Contracts” has the meaning set forth in Section 3.8.

“Controlled Business IP” means all Owned IP and all Joint Owned IP included in the Business IP.

“Controlled Group Liability” means any and all Liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code and the portability and nondiscrimination requirements of Section 701 et. seq. of ERISA and Section 9801 et. seq. of the Code, and (v) corresponding or similar provisions of local, state or foreign laws or regulations, in each case, other than pursuant to a Plan.

“Controlling Party” has the meaning set forth in Section 9.3(d)(ii).

“Core Representations” has the meaning set forth in Section 9.1(a)(i).

“Customer Prepayments Review Period” has the meaning set forth in Section 2.12(b).

“Customer Prepayments Statement” has the meaning set forth in Section 2.12(a).

“Customer Prepayments Statement Objection” has the meaning set forth in Section 2.12(b).

“Damages” has the meaning set forth in Section 9.2(a).

“Debt” means, as to any Person, without duplication, (i) all indebtedness (including principal, interests, fees, charges and penalties) of such Person for borrowed money (including without limitation indebtedness for borrowed money owed to Affiliates of such Person) or for the deferred purchase price of property or services, (ii) all unpaid drawings under all letters of credit issued for the account of such Person, (iii) the aggregate amount required to be capitalized under leases in which such Person is the lessee, (iv) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e., take-or-pay and similar obligations), (v) all Contingent Obligations of such Person, and (vi) all of the aforementioned secured by any Lien on any property owned by such Person, whether or not such Debt has been assumed by such Person.

“Deficiency Threshold” has the meaning set forth in Section 2.11(e).

“Disclosure Schedules” has the meaning set forth in Article III.

“Employees” has the meaning set forth in Section 3.13(a).

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, code, order, injunction, decree or ruling relating to or that regulates or controls: (i) the environment (including, without limitation, air, surface water, ground water, soil, sediment land surface or subsurface strata); (ii) the release of Hazardous Materials; or (iii) worker or public health and safety, including, without limitation the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended; the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., as amended; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., as amended; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq., as amended.

“Environmental Licenses” has the meaning set forth in Section 3.14(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is or was at the relevant time a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Assets” means the assets, properties, contracts and rights of Sellers set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(d).

“Excluded Marks” has the meaning set forth in Section 2.2(b).

“Excluded Software” has the meaning set forth in Section 2.2(i).

“Export Approvals” has the meaning set forth in Section 3.27.

“401(k) Rollover” has the meaning set forth in Section 8.1(f).

“Financial Statements” has the meaning set forth in Section 3.5(a)(ii).

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate of incorporation, bylaws and similar governing documents of such Person.

“Governmental Authority” means any federal, state, local, or other government, or any court, governmental division or department, administrative agency or commission or other governmental or quasi-governmental authority or instrumentality of any nature, domestic or foreign.

“Governmental Authorization” means any permit, certificate, license, consent, franchise, privilege, approval, registration, qualification or authorization which may be granted or issued by a Governmental Authority.

“Hazardous Materials” means any lead, asbestos, asbestos containing products, polychlorinated byphenyls, oil, petroleum, or petroleum products; any dangerous, hazardous, toxic, or radioactive materials, substances or wastes defined in or regulated under any Environmental Laws including, without limitation, the condition of groundwater, surface water, soil, sediment or air which contains or includes any of the preceding, or a spill, leak, emission, discharge, release or disposal of any of the foregoing.

“Historical Working Capital” has the meaning set forth in Section 2.11(a).

“Holdback Amount” means the amount of cash equal to USD$500,000 (Five Hundred Thousand Dollars) to be withheld from the Cash Consideration by Buyer at Closing until such time as the parties have reached a final determination with respect to the Net Working Capital Adjustment and Customer Prepayments in accordance with Section 2.11 and Section 2.12 hereof.

“IES Properties” has the meaning set forth in the Preamble.

“Improvements” has the meaning set forth in Section 3.7(f).

“Income Tax” or, collectively “Income Taxes” means any and all federal, state or local taxes that are imposed on or measured by net income or franchise taxes imposed in lieu thereof.

“Indemnifiable Claims” has the meaning set forth in Section 9.2(d).

“Indemnification Period” has the meaning set forth in Section 9.1(a).

“Indemnified Party” has the meaning set forth in Section 9.2(d).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Indemnity Cap” has the meaning set forth in Section 9.4(b).

“Independent Accounting Firm” has the meaning set forth in Section 2.11(c).

“Insurance Organizations” has the meaning set forth in Section 3.7(c).

“Intellectual Property” or “IP” means all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice, as well as symbols or connotations of or sources of origin in the stream of commerce, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, (b) all patents, patent applications, and invention/patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (c) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) all copyrights, and all applications, registrations, extensions, and renewals in connection therewith, (e) all mask works and all applications, registrations, extensions, and renewals in connection therewith, (f) all Know-How, Confidential Information, trade secrets and confidential business information (whether or not it falls within the definition of Confidential Information herein, including ideas, research and development, development work in progress, know-how, formulas, processes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including data and related documentation and object and source codes and anything that is necessary to use the software), other than Excluded Software, (h) all rights in databases and data collections (including knowledge, customer list and customer databases, (i) all rights to Uniform Resource Locators, Web site addresses and domain names, (j) all copies of the foregoing, whether in electronic, magnetic or in any other medium format or hard copy, and tangible embodiments thereof (in whatever form or medium), (k) all other proprietary rights, and (l) any similar, corresponding or equivalent rights to any of the foregoing anywhere, and (m) all rights of action arising therefrom, all claims by reason of past or present or future infringement thereof, and the right to sue and obtain damages or remedies for such infringement.

“IRS” has the meaning set forth in Section 3.13(a)(iii).

“Job Costing Software” has the meaning set forth in Section 2.2(i).

“Joint Owned IP” means Intellectual Property to which Seller has the joint legal or beneficial title.

“Know-How” means all information actually used or contemplated to be used in connection with the Business as of the Closing Date, whether or not constituting intellectual property or Confidential Information or trade secrets, including by way of non-limiting example ideas, research and development, development work in progress, formulas, processes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

“Knowledge of Seller” or “Knowledge of IES Properties,” as the case may be, means that an individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter;

(b) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of his or her duties in the Ordinary Course of Business.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, executor of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Proceeding” means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any Debt, obligation, duty or liability of any nature, including any interest, penalties, legal and other professional fees, costs and expenses, whether deriving from common law, statute or otherwise, whether actual or contingent, indirect, conditional, implied, vicarious, derivative, or incurred jointly, severally or through secondary liability.

“Lien” means any security interests, liens, pledges, escrows, options, rights of first refusal, mortgages, charges, indentures, deed of trust, right of way, restrictions on the use of real property, security agreements, easements, encroachments, or similar encumbrances, restrictions or limitations on the use of real or personal property, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change either individually or in the aggregate that would be materially adverse to the Business, the Acquired Assets, condition (financial or otherwise), results, or operations of the Business or to the ability of Seller to perform its obligations under this Agreement and consummate timely the

Contemplated Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, (2) natural disasters, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof, (3) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in laws, GAAP or other binding rules, regulations, or other binding directives, or any interpretation thereof, issued by any Governmental Authority, or (5) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Multiemployer Plan” has the meaning set forth in Section 3.12(e).

“Net Working Capital Adjustment” has the meaning set forth in Section 2.11(g).

“Non-controlling Party” has the meaning set forth in Section 9.3(d)(ii).

“Objection Notice” has the meaning set forth in Section 9.3(b)(ii).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned IP” means Intellectual Property in which Seller has legal and/or beneficial title, with the sole and exclusive right to use or license others to use same.

“Owned Real Property” has the meaning set forth in Section 3.7(a).

“Permitted Liens” means, as applicable: (a) Liens for Taxes not yet due and payable as of the Closing Date; and (b) easements, covenants and similar matters of record affecting title and reflected on the Survey or the Title Insurance.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Physical Inventory” has the meaning set forth in Section 8.17.

“Plan” means all written and material unwritten employee benefit plans (within the meaning of Section 3(3) of ERISA), programs, policies, practices, contracts, agreements and other arrangements providing benefits or compensation, including, but not limited to, bonus, equity compensation, stock options, restricted stock awards, stock purchase agreements, long or short term incentives, severance, change in control benefits, retention, fringe benefits and deferred compensation, retiree health, disability and life insurance coverage, and supplemental retirement to any current or former employee, consultant or director, or beneficiary or dependent thereof, and whether covering one or more persons, sponsored or maintained by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate contributes or is obligated to contribute and under which any current or former employee of the Business, is entitled to any compensation or benefits (whether or not contingent) as a result of service to Seller or any ERISA Affiliate, including, but not limited to, all “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA and all “employee pension benefit plans” within the meaning of Section 3(2) of ERISA.

“Purchase Price” has the meaning set forth in Section 2.8(a).

“Real Property Laws” has the meaning set forth in Section 3.7(b).

“Real Property Permits” has the meaning set forth in Section 3.7(c).

“Receivables” has the meaning set forth in Section 3.20.

“Reference Balance Sheet” has the meaning set forth in Section 3.5(a)(ii).

“Representative” of a Person means any of the directors, officers, employees, advisors, agents, stockholders, consultants, lawyers, accountants, investment bankers, financial advisors or other representatives of such person.

“Response” has the meaning set forth in Section 9.3(b).

“Retained Liability” has the meaning set forth in Section 2.4.

“Review Period” has the meaning set forth in Section 2.11(c).

“Seller” has the meaning set forth in the Preamble.

“Seller’s 401(k) Plan” has the meaning set forth in Section 8.1(f).

“Seller Indemnifiable Claims” has the meaning set forth in Section 9.2(b)(iv).

“Seller Indemnified Party” has the meaning set forth in Section 9.2(b).

“Sellers” has the meaning set forth in the Preamble.

“Service Credit” has the meaning set forth in Section 8.1(e).

“Straddle Period” means any Tax Return with respect to a period beginning before the Closing Date and ending after the Closing Date.

“Surplus Threshold” has the meaning set forth in Section 2.8(e).

“Survey” means the preliminary survey of the Owned Real Property prepared by U.S. Surveyor and certified on August 20, 2010.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, employment, disability, transfer, real and personal property, sales, use, registration, customs duties, alternative or add on minimum, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or not, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any person or other entity.

“Tax Return” means any return, statement, form, declaration, report, disclosure, estimate, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant” means any Person who occupies any portion of the Owned Real Estate other than in connection with, or as part of the Business, as disclosed in Schedule 3.7(h)

“Tenant Lease” means any oral or written arrangement pursuant to which any Tenant occupies any portion of the Owned Real Estate.

“Third Party IP” means Intellectual Property that is licensed to Seller by a third party.

“Threshold Amount” has the meaning set forth in Section 9.4(a).

“Title Insurance” has the meaning set forth in Section 5.5.

“Transaction Agreements” means, collectively, this Agreement and the Transitional Services Agreement.

“Transaction Taxes” has the meaning set forth in Section 8.13(f).

“Transferred Employees” has the meaning set forth in Section 8.1.

“Transition Services Agreement” or “TSA” means the Transitional Services Agreement to be entered into by Seller and Buyer at Closing, substantially in the form of Exhibit A.

“WARN Act” has the meaning set forth in Section 3.13(d).

“Working Capital Deficiency” has the meaning set forth in Section 2.11(d).

“Working Capital Surplus” has the meaning set forth in Section 2.11(e).

1.2 Usage.

(a) Interpretation. In this Agreement unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

(vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii) “or” is used in the inclusive sense of “and/or”;

(viii) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

ARTICLE II

SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, deliver and convey to Buyer the Acquired Assets, free and clear of all Liens (other than Permitted Liens) of every kind, nature and description for the Purchase Price specified below in Section 2.8.

2.2 Excluded Assets. The parties agree that the following assets are excluded from the Acquired Assets being sold and conveyed to Buyer hereunder, even if they relate to the Business or are otherwise used in connection with the Business:

(a) all of Sellers’ cash and cash equivalents on hand and in banks and similar institutions, deposits (other than Customer Prepayments) and funds held in escrow not related to the Business;

(b) any rights to the names “Integrated Electrical Services, Inc.,” “IES,” “IES Commercial,” “IES Industrial,” “IES Tangible Properties,” and derivations of the same (the “Excluded Marks”);

(c) the business records of Sellers relating to pre-Closing accounting, legal, and personnel matters of the Business that Sellers are required by law to retain in their possession (but Sellers shall provide copies thereof to Buyer);

(d) (i) all performed Contracts, including all fulfilled purchase orders, (ii) all Agency Agreements described on Schedule 3.29, and (iii) all leases for personal property with respect to which assignment is prohibited and for which consent to assignment cannot be obtained and that are listed on Schedule 2.2 (d) (collectively, the “Excluded Contracts”);

(e) All of Sellers’ bank, brokerage, and similar accounts and all lockboxes in the name of Sellers;

(f) All rights in connection with and assets of the Plans;

(g) All insurance policies and all of Sellers’ insurance benefits relating to pre-Closing periods, except to the extent that such insurance benefits pertain to assets related to the Business with respect to which there was a casualty loss and that have not been replaced, repaired or restored prior to the Closing;

(h) all approvals, permits, authorizations (including environmental Permits), licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Governmental Authority and all pending applications therefore, to the extent that such permits or rights are not assignable and listed on Schedule 2.2(h);

(i) the Spectrum Construction Software described on Schedule 2.2(i) (the “Job Costing Software”), and all other software described on Schedule 2.2(i) (collectively, the “Excluded Software);

(j) all Tax refunds to the extent that such Tax refunds pertain to periods ending prior to the Closing Date; and

(k) all of Sellers’ rights under the Transaction Agreements.

2.3 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing hereunder, Buyer shall assume and agree to pay, discharge or perform, as appropriate, the following specific liabilities and obligations of Seller with respect to the Business (the “Assumed Liabilities”):

(a) liabilities and obligations of Seller under or in respect of the Contracts, except for those liabilities and obligations arising (i) out of any breach or default by Seller or its Affiliates of any provision of any Contract or (ii) from Sellers or its Affiliates’ failure to perform any Contract in accordance with its terms prior to Closing.

(b) Accounts and trade payables arising in the Ordinary Course of Business which remain outstanding on the Closing Date, other than intercompany account and trade payables.

2.4 Retained Liabilities.

(a) Buyer shall not assume any liabilities, commitments or obligations (contingent or absolute and whether or not determinable as of the Closing) of Seller or IES Properties, except for the Assumed Liabilities as specifically and expressly provided for in Section 2.3, whether such liabilities or obligations relate to payment, performance or otherwise. All liabilities, commitments or obligations not expressly transferred to Buyer hereunder as Assumed Liabilities are being retained by Seller or IES Properties, as the case may be (the “Retained Liabilities”), which shall remain liable therefore unconditionally. Seller and IES Properties hereby irrevocably and unconditionally waive and release Buyer from all Retained Liabilities, including any such liabilities created by statute or common law.

(b) Without limitation to the foregoing, all of the following shall be considered Retained Liabilities and not Assumed Liabilities (except as specified below) for the purposes of this Agreement:

(i) Any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller or IES Properties, or alleged to have been made by Seller or IES Properties, or that is imposed or asserted to be imposed by operation of law, in connection with any service performed or product manufactured, sold or leased by or on behalf of Seller or IES Properties, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or income; provided, however, that warranty claims with respect to e-houses are addressed in Section 2.4(b)(viii);

(ii) Any Debt of Seller or IES Properties, their respective Affiliates or the Business other than Debt under Financing Leases included in the Contracts;

(iii) Any intercompany account and trade payables;

(iv) Any Tax payable (A) with respect to the Business or the Acquired Assets for any period ending on or prior to the Closing Date by Seller or IES Properties or any member of any Affiliated Group of which Seller or IES Properties is a member or (B) with respect to any business, assets, properties, or operations of Seller or IES Properties or any Affiliate of Seller or IES Properties, other than the Business and the Acquired Assets for any taxable period;

(v) Any liability or obligation under or in connection with the Excluded Assets other than as expressly set forth in Section 5.6 in respect of certain commissions to be paid by Buyer to Seller;

(vi) Any liability or obligation with respect to compensation or employee benefits or any employment related matter of any nature owed to any employees, agents or independent contractors of Seller or IES Properties, whether or not employed by Buyer after the Closing, that either (A) arises out of or relates to the employment or service provider relationship between Seller or IES Properties and any such individuals, or (B) arises out of or relates to events or conditions occurring on or before the Closing Date;

(vii) Any liability or obligation of Seller or IES Properties arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants, brokers, finders and other experts;

(viii) Any liability or obligation of Seller or IES Properties arising from warranties, guaranties and/or indemnities with respect to products manufactured and delivered or in transit to the customer or services performed by the Business prior to the Closing Date; and

(ix) Any liability or obligation of Seller or IES Properties arising out of this Agreement or the other Transaction Agreements; and

(x) Any other liability of Seller or IES Properties or their respective Affiliates whatsoever including any liability arising out of or relating to the ownership or operation of the Acquired Assets and the Business on or prior to the Closing Date (including any predecessor operations), including any claims, obligations or litigation arising out of or relating to events or conditions occurring on or before the Closing Date, except for the Assumed Liabilities as specifically and expressly set forth herein.

2.5 Right to Access Job Costing Software. Seller shall provide Buyer with access to the Job Costing Software after the Closing through the Transition Services Agreement.

2.6 Consent of Third Parties. On the Closing Date, Seller shall assign to Buyer, and Buyer shall assume, the Contracts and the Permits which are to be transferred to Buyer as provided in this Agreement by means of an Assignment and Assumption Agreement. To the extent that the assignment of all or any portion of any Contract or Permit shall require the consent of the other party thereto or any other third party, this Agreement shall not constitute an agreement to assign any such Contract or Permit included in the Acquired Assets if an attempted assignment without any such consent would constitute a breach or violation thereof. In order, however, to provide Buyer the full realization and value of every Contract and Permit of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, Seller will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all reasonable actions (including without limitation the appointment of Buyer as attorney-in-fact for Seller to proceed at Buyer’s sole cost and expense) and do or cause to be done all such things to the extent both necessary and proper, (a) to preserve the rights of Seller under such Contracts and Permits for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller in and under every such Contract and Permit, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section 2.6 shall in any way diminish Seller’s obligations under Section 5.5 hereof or to take all such other actions prior to or at Closing as are necessary to enable Sellers to convey or assign good and marketable title free and clear of Liens (other than Permitted Liens) to all the Acquired Assets to Buyer.

2.7 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the sale and purchase of the Acquired Assets and the assignment and assumption of the Assumed Liabilities (the “Contemplated Transactions”) shall take place on the third business day after satisfaction (or waiver) of the condition to closing set forth in Article

VI at the offices of Seller in Houston, Texas, or on such other date and at such other time or place as may be mutually agreed upon by the parties hereto (the “Closing Date”). The effective time of Closing shall be 11:59 p.m. on the Closing Date.

2.8 Purchase Price.

(a) Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Buyer for the purchase of the Acquired Assets (the “Purchase Price”) shall be (i) $10,690,000 (Ten Million Six Hundred Ninety Thousand Dollars) in cash (the “Cash Consideration”) and (ii) the assumption by Buyer of the Assumed Liabilities. The Cash Consideration minus the Holdback shall be paid on the Closing Date, in cash, by wire transfer of immediately available funds, in the amounts and to the accounts designated by Sellers in writing at least two business days prior to the Closing Date and as set forth on Schedule 2.8(a). The parties have agreed that the Cash Consideration reflects a reduction in the amount of $60,000 with respect to the press brake.

(b) Holdback Amount. Within five (5) days after the parties have reached a final determination of the Net Working Capital Adjustment and Customer Prepayments pursuant to Section 2.11 and Section 2.12 hereof, Buyer shall pay to Seller the Holdback or any portion thereof, if any, by wire transfer of immediately available funds, to an account designated by Seller.

2.9 Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a) Deliveries by Sellers to Buyer. Sellers will deliver or cause to be delivered to Buyer:

(i) a counterpart of this Agreement, duly executed by Seller and IES Properties;

(ii) a bill of sale, assignment and assumption agreement duly executed by Seller, substantially in the form of Exhibit B hereto;

(iii) a counterpart of the Transition Services Agreement, duly executed by Seller, substantially in the form of Exhibit A hereto;

(iv) title certificate to each motor vehicle included in the Acquired Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

(v) warranty deed(s) for the Owned Real Property executed by IES Properties in form reasonably satisfactory to Buyer and suitable for recordation in Texas;

(vi) evidence reasonably satisfactory to Buyer and its counsel of the removal of the items noted in Schedule C, Section 4 of the Commitment for Title Insurance issued by Old Republic Title Company of Houston on July 30, 2010 (File No. 10003445);

(vii) a list of the Inventory as of the Closing Date, showing the book value of all items included therein;

(viii) evidence reasonably satisfactory to Buyer that the approvals and consents listed on Schedule 3.8(b) have been obtained;

(ix) a list of the Equipment and Other Tangible Personal Property as of the Closing Date, showing the book value of all items included therein;

(x) certificates duly executed by executive officer of Sellers as to (a) the accuracy of Sellers’ representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.1(a) and (b) Sellers’ compliance with and performance of their respective covenants, agreements and obligations to be performed or complied with at or before the Closing in accordance with Section 6.1(b);

(xi) certificates of good standing for Seller from the Secretaries of State of Delaware and Texas and for IES Properties from the Secretary of State of Texas;

(xii) an affidavit stating under penalty of perjury that IES Properties is not a foreign person and setting forth IES Properties’ United States taxpayer identification number, pursuant to Section 1445(b)(2) of the Code and Section 1445-2(b) of the Treasury Regulations; and

(xiii) All such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer good, valid and marketable title to the Acquired Assets in accordance with Section 2.1 hereof.

(b) Deliveries by Buyer to Sellers. Buyer will deliver or cause to be delivered to Sellers:

(i) the Cash Consideration, by wire transfer of immediately available funds in the amounts and to the accounts designated in writing by Sellers to Buyer at least two business days prior to the Closing and as set forth on Schedule 2.8(a);

(ii) a counterpart of each of the Transaction Agreements, duly executed by Buyer;

(iii) a counterpart of the assignment and assumption agreement, duly executed by Buyer; and

(iv) a certificate duly executed by an executive officer of Buyer as to (a) the accuracy of Buyer’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.2(a) and (b) Buyer’s compliance with and performance of its covenants, agreements and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2(b).

2.10 Allocation of Consideration.

(a) Within 60 days after final determination of the Closing Statement, Buyer will provide Sellers with a draft of IRS Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) with Buyer’s proposed allocation of the consideration paid among the Acquired Assets in accordance with section 1060 of the Code. For purposes of this Section 2.10, the consideration paid shall be equal to the Purchase Price plus that portion of the Assumed Liabilities that are considered assumed liabilities for federal income tax purposes. Within 30 days after receiving such Asset Acquisition Statement, Sellers will propose to Buyer any changes to such Asset Acquisition Statement (and in the event no such changes are proposed in writing to Buyer within such time, Sellers will be deemed to have agreed to, and accepted, the Asset Acquisition Statement). Buyer and Sellers will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement within 30 days after Buyer’s receipt of written notice of objection from Sellers.

(b) Subject to the provisions of the following sentence of this paragraph (b), the Purchase Price (together with any Assumed Liabilities) will be allocated in accordance with the Asset Acquisition Statement provided by Buyer to Sellers pursuant to paragraph (a) above, and subject to the requirements of applicable tax law or election (including but not limited to IRS Form 8594 and any comparable report under state or local tax law), all Tax Returns filed by Buyer and Seller or IES Properties will be prepared consistently with such allocation. If Sellers withholds their consent to the allocation reflected in the Asset Acquisition Statement, and Buyer and Sellers have acted in good faith to resolve any differences with respect to items on the Asset Acquisition Statement and thereafter are unable to resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing (the “Allocation Arbiter”) selected by Buyer and Sellers, which firm shall not be the regular auditor of the financial statements of Buyer or Sellers. Promptly, but not later than 30 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price (together with any assumed liabilities), which report shall be conclusive and binding upon the parties. Buyer and Sellers shall, subject to the requirements of any applicable tax law or election, file all Tax Returns consistent with the allocation provided in the Asset Acquisition Statement or, if applicable, the determination of the Allocation Arbiter.

2.11 Closing Working Capital; Purchase Price Adjustment and Payment.

(a) Attached as Exhibit C are calculations of the working capital of the Business as of February 28, 2010 (the “Historical Working Capital”) and as of August 31, 2010, each showing a line item reconciliation.

(b) Within 90 days following the Closing Date, Buyer shall prepare and deliver to Seller a calculation of the Closing Working Capital, prepared in accordance with

GAAP and in a manner consistent with the methodology used in preparing the Historical Working Capital (the “Closing Statement”). For the purposes of such review, Seller shall afford Buyer and its Representatives the right to inspect Seller’s records related to the Closing Statement.

(c) If Seller does not give Buyer notice of Seller’s objection to the Closing Statement, with such notice containing a statement of the basis of such objection and the calculations supporting such objection (a “Closing Statement Objection”), within 30 days of receipt of the Closing Statement (the “Review Period”), then such Closing Statement shall be final for all purposes following the end of such 30 day period. If Seller shall have provided Buyer with a Closing Statement Objection within the Review Period, Buyer and Seller shall attempt in good faith to reach an agreement as to the matters in dispute. If Buyer and Seller shall have failed to resolve such disputed matters within ten (10) business days (or such longer period as mutually agreed by Buyer and Seller) after receipt of a Closing Statement Objection, then any such disputed matter may at any time thereafter be referred by either party for resolution by a nationally recognized independent accounting firm reasonably acceptable to Buyer and Seller (the “Independent Accounting Firm”). Buyer and Seller shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to cooperate with the Independent Accounting Firm in its resolution of the dispute. The determination of the Independent Accounting Firm will be made as promptly as practicable but in no event later than 30 days following referral of the disputed matter to the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm incurred in resolving the disputed matter shall be allocated between Buyer and Seller as determined by the Independent Accounting Firm or if the Independent Accounting Firm fails to allocate the payment of such fees and expenses, then such fees and expenses shall be allocated equally between Buyer and Seller.

(d) Following (i) the agreement between the parties of a disputed Closing Statement or the final determination by the Independent Accounting Firm pursuant to Section 2.11(c) or (ii) the end of the Review Period without Seller providing Buyer with a Closing Statement Objection pursuant to Section 2.11(c), the Closing Statement shall be deemed final and any amounts due under Sections 2.11(e) or Section 2.11(f) shall be paid by Seller or Buyer, as the case may be, within 30 days following the final determination of any amounts due. Any amount due and not paid within such 30 day period shall accrue interest at the rate of fifteen percent (15%) per annum.

(e) If the Closing Statement reflects that the Closing Working Capital is less than the Historical Working Capital by more than $50,000 (the “Deficiency Threshold”), then such deficit with respect to the first dollar of such deficit and not just the amount that exceeds the Deficiency Threshold (a “Working Capital Deficiency”) shall be paid by Seller to Buyer.

(f) If the Closing Statement reflects that the Closing Working Capital is greater than the Historical Working Capital by more than $50,000 (the “Surplus Threshold”), then such surplus with respect to the first dollar of such surplus and not just the amount that exceeds the Surplus Threshold (a “Working Capital Surplus”) shall be paid by Buyer to Seller.

(g) Any payment to satisfy a Working Capital Deficiency or a Working Capital Surplus, as the case may be (a “Net Working Capital Adjustment”), shall be deemed an adjustment to the Purchase Price.

2.12 Customer Prepayments; Purchase Price Adjustment and Payment.

(a) Within ninety (90) days following the Closing Date, Seller shall prepare and deliver to Buyer a calculation of the Customer Prepayments as of the Closing Date, prepared in accordance with GAAP and in a manner consistent with the methodology used in preparing Schedule 1.1(f) (the “Customer Prepayments Statement”). For the purposes of such review, Seller shall afford Buyer and its Representatives the right to inspect Seller’s records related to the Customer Prepayments Statement.

(b) If Buyer does not give Seller notice of Buyer’s objection to the Customer Prepayments Statement, with such notice containing a statement of the basis of such objection and the calculations supporting such objection (a “Customer Prepayments Statement Objection”), within 30 days of receipt of the Customer Prepayments Statement (the “Customer Prepayments Review Period”), then such Customer Prepayments Statement shall be final for all purposes following the end of such 30 day period. If Buyer shall have provided Seller with a Customer Prepayments Statement Objection within the Customer Prepayments Review Period, Buyer and Seller shall attempt in good faith to reach an agreement as to the matters in dispute. If Buyer and Seller shall have failed to resolve such disputed matters within ten (10) business days (or such longer period as mutually agreed by Buyer and Seller) after receipt of a Customer Prepayments Statement Objection, then any such disputed matter may at any time thereafter be referred by either party for resolution by the Independent Accounting Firm. Buyer and Seller shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to cooperate with the Independent Accounting Firm in its resolution of the dispute. The determination of the Independent Accounting Firm will be made as promptly as practicable but in no event later than 30 days following referral of the disputed matter to the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm incurred in resolving the disputed matter shall be allocated between Buyer and Seller as determined by the Independent Accounting Firm or if the Independent Accounting Firm fails to allocate the payment of such fees and expenses, then such fees and expenses shall be allocated equally between Buyer and Seller.

(c) Following (i) the agreement between the parties of a disputed Customer Prepayments Statement or the final determination by the Independent Accounting Firm pursuant to Section 2.12(b), or (ii) the end of the Customer Prepayments Review Period without Buyer providing Seller with a Customer Prepayments Statement Objection pursuant to Section 2.12(b), the Customer Prepayments Statement shall be deemed final and Seller shall pay Buyer the amount of the Customer Prepayments within 30 days following the final determination of the amount of the Customer Prepayments. Any amount due and not paid within such 30 day period shall accrue interest at the rate of fifteen percent (15%) per annum. The amount of the Customer Prepayments shall be deemed a reduction to the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth on the disclosure schedules attached hereto (the “Disclosure Schedules”), (i) Seller represents and warrants to Buyer that the statements set forth in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (with the Closing Date being substituted for the “date hereof”), and (ii) Seller and IES Properties jointly and severally represent and warrant to Buyer that the statements set forth in Section 3.7, Section 3.9, Section 3.14, Section 3.19 (but only to the extent that the statements in Section 3.7, Section 3.9, Section 3.14 and Section 3.19 pertain to IES Properties or the Owned Real Property), are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (with the Closing Date being substituted for the “date hereof”). The Seller Disclosure Schedules are arranged and numbered in sections corresponding to the sections contained in this Article III.

3.1 Organization of Seller and IES Properties. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate the Acquired Assets, to conduct the Business as currently conducted and to perform all its obligations under each Transaction Agreement and under each Contract included in the Acquired Assets. Seller is qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required for Seller to conduct the Business as currently conducted. Schedule 3.1(a) contains a complete and accurate list of all jurisdictions in which Seller (with respect to the Business) is qualified to conduct business.

(b) IES Properties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own the Owned Real Estate and to perform all its obligations under this Agreement. IES Properties is qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required for IES Properties to conduct the Business as currently conducted. Schedule 3.1(b) contains a complete and accurate list of all jurisdictions in which IES Properties (with respect to the Business) is qualified to conduct business.

3.2 Power and Authority of Seller and IES Properties. (a) Seller has all requisite corporate power and authority to enter into, deliver and perform its obligations under the Transaction Agreements and to carry out the Contemplated Transactions. Seller has duly authorized the execution and delivery of the Transaction Agreements and the Contemplated Transactions, and each of the Transaction Agreements constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws of general application referring to or affecting creditors’ rights generally or by general equitable principles.

(b) IES Properties has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and to carry out the Contemplated Transactions. IES Properties has duly authorized the execution and delivery of this Agreement and the Contemplated Transactions, and this Agreement constitutes a legal, valid and binding obligation of IES Properties, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws of general application referring to or affecting creditors’ rights generally or by general equitable principles.

3.3 No Conflict; No Violation of Laws by Seller and IES Properties. (a) The execution, delivery and performance by Seller of each of the Transaction Agreements, the consummation of the Contemplated Transactions, and the compliance with or fulfillment of the terms, conditions or provisions hereof and thereof will not:

(i) conflict with or violate any provision of the Governing Documents of Seller;

(ii) require on the part of Seller any notice to or filing with, or any authorization, consent or approval of, any Governmental Authority or any other Person;

(iii) violate any order, writ, injunction or decree of any Governmental Authority applicable to Seller; or

(iv) conflict with, result in a breach of, or create in any party the right to terminate, modify or cancel any Contract, or result in the imposition of any Lien upon the Acquired Assets or give to any other person any interest or right therein.

(b) The execution, delivery and performance by IES Properties of this Agreement, the consummation of the Contemplated Transactions, and the compliance with or fulfillment of the terms, conditions or provisions hereof and thereof will not:

(i) conflict with or violate any provision of the Governing Documents of IES Properties;

(ii) require on the part of IES Properties any notice to or filing with, or any authorization, consent or approval of, any Governmental Authority or any other Person;

(iii) violate any order, writ, injunction or decree of any Governmental Authority applicable to IES Properties; or

(iv) conflict with, result in a breach of, or create in any party the right to terminate, modify or cancel any Contract, or result in the imposition of any Lien upon the Owned Real Estate or give to any other person any interest or right therein.

3.4 Governmental Authorizations. Seller holds all Governmental Authorizations necessary to enable it to conduct the Business in the manner in which it is currently being conducted. Seller is in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Within the last three (3) years, Seller in respect of the Business has not received any written notice or other written communication from any Governmental Authority (a) asserting any violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) giving notice of the revocation or withdrawal of any Governmental Authorization applicable to the Business and, to the

Knowledge of Seller, no event or condition or state of facts exists that could constitute a breach or default under any Governmental Authorization applicable to the Business.

3.5 Financial Statements.

(a) Schedule 3.5(a) contains (i) true and complete copies of the unaudited balance sheets of the Business as at September 30, 2009, and the related unaudited statements of income, and (ii) the unaudited balance sheet of the Business as at August 31, 2010, including the related unaudited statement of income for the eleven months then ended (collectively, the “Financial Statements” and the August 31, 2010 balance sheet, the “Reference Balance Sheet”). The Financial Statements have been prepared in accordance with the books and records of the Business and have been prepared consistently with Seller’s past practices and procedures, represent actual, bona fide transactions and fairly present the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of notes.

(b) Since the date of the Reference Balance Sheet, Seller has operated the Business in the Ordinary Course of Business and there has not occurred any event or development that would reasonably be likely to result in a Material Adverse Change.

3.6 Condition, Title and Suitability of Assets. Except as set forth in Schedule 3.6, the tangible personal property included in the Acquired Assets (a) is, in good working condition and repair, ordinary wear and tear excepted, (b) is free from defects, (c) has been maintained in accordance with normal industry practice, and (d) is suitable for the purposes for which it is presently used and reasonably sufficient for the operation of the Business as currently conducted and as an independent going concern. Seller has good, valid and marketable title to the Acquired Assets free and clear of any Liens, other than Permitted Liens and at the Closing, Buyer will acquire good, valid and marketable title to all of the Acquired Assets, free and clear of all Liens, except for Permitted Liens. Except for the Excluded Assets, the Acquired Assets include all of the assets that are reasonably necessary for use in and operation of the Business as currently conducted by Seller. Schedule 3.6 lists all personal property included in the Acquired Assets, with the status of each item (i.e., owned, leased or licensed) designated thereon.

3.7 Real Property.

(a) Schedule 3.7(a) contains a complete and correct list of all real property included in the Acquired Assets, setting forth the address and legal description of each parcel (including the land together with all buildings and permanent improvements and fixtures attached thereto, and all privileges and appurtenances pertaining thereto, including any right, title and interest of IES Properties in and to adjacent streets, alleys or right-of-ways, the “Owned Real Property”). The Owned Real Property is the only location from which the Business is conducted. IES Properties has good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Liens, except for Permitted Liens. Except as set forth in Schedule 3.7(a), IES Properties has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer, rights of first refusal or other contractual obligation to sell or dispose of the

Owned Real Property or any portion thereof or interest therein. IES Properties is not a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business. Except as set forth in Schedule 3.7(f), there are no encroachments, encumbrances, easements or other facts or conditions affecting the Owned Real Property which would interfere in any respect with the use, occupancy or operation thereof as currently used, occupied and operated or reduce the fair market value thereof below the fair market value such parcel would have had but for such encroachment or other fact or condition. No portion of the Owned Real Property is located in a special flood hazard area designated by any federal, state or local Governmental Authority. All buildings, fixtures and leasehold improvements with respect the Owned Real Property are reasonably good condition, ordinary wear and tear excepted, and are sufficient for the operation of the Business as currently conducted and as an independent going concern. The Owned Real Property is the only asset owned by IES Properties.

(b) The Owned Real Property is in full compliance in all material respects with all applicable building, zoning, subdivision, and other land use and similar laws, codes, ordinances, rules, regulations and orders of governmental authorities (collectively, “Real Property Laws”) and neither Seller nor IES Properties has not received any notice of violation or claimed violation of any Real Property Law. The continued use, occupancy and operation of such Owned Real Property as currently used, occupied and operated does not constitute a nonconforming use under any Real Property Law. To the Knowledge of Seller or IES Properties, there is no pending or anticipated change in any Real Property Law which would have a material adverse effect upon the ownership, use, occupancy or operation of such Owned Real Property or any portion thereof.

(c) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, “Real Property Permits”) of all Governmental Authorities having jurisdiction over the Owned Real Property, and from all insurance companies and fire rating organizations (collectively, “Insurance Organizations”), required to have been issued to enable the Owned Real Property to be lawfully occupied and used by Seller or IES Properties for all of the purposes for which they are currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect. The continued existence, use, occupancy and operation of each Improvement is not dependent on the granting of any Real Property Permits not currently held by Seller. Neither IES Properties or Seller has received or been informed by a third party of the receipt by it of any notice from any Governmental Authority having jurisdiction over the Owned Real Property or from any Insurance Organization threatening a suspension, revocation, modification or cancellation of any Real Property Permit and to the Knowledge of IES Properties or Seller, there is no basis for the issuance of any such notice or the taking of any such action. Except as described in Schedule 1.1(h), no action under the terms of such Real Property Permits by Seller, Buyer or any other Person is required in order that all Real Property Permits will remain Real Property Permits of Buyer following the consummation of the Contemplated Transactions.

(d) The Owned Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements now owned by IES Properties and constituting a part of such parcel. Schedule 3.7(d) sets forth each such parcel, its assessed valuation for real property tax purposes, the amount of all Taxes (including, without limitation, all city, town, school, fire district, garbage district and other special taxes and also including any special assessments or conditional levies) applicable to the Owned Real Property and levied for the current tax year as of the date of this Agreement, and sets forth with respect to each such parcel in such year whether certiorari proceedings were instituted and, if so, whether the same are pending or have been adjudicated or settled (and, if adjudicated or settled, the terms of such judgment or settlement). Except as otherwise set forth herein, the assessment for each improvement set forth in Schedule 3.7(d) reflects the current state of completion and condition of such improvement. To the Knowledge of IES Properties or Seller, there is not any pending or contemplated reassessment of any parcel included in the Owned Real Properties.

(e) With respect to the Owned Real Property, neither Seller or IES Properties has received any notice of, and to the Knowledge of Seller or IES Properties there has not occurred, any of the following: (a) any pending or threatened condemnation proceedings or disposition in lieu of condemnation proceedings; (b) any pending or threatened Legal Proceeding; (c) any mechanics or materialmen’s liens; or (d) any other matter materially and adversely affecting the value thereof.

(f) To the Knowledge of IES Properties or Seller, all components of all buildings, structures and other improvements (collectively, the “Improvements”) included within the Owned Real Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair in all material respects, ordinary wear and tear excepted, and are adequate for Seller to own and operate the Business in accordance with good industry standards. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Owned Real Property are installed and operating and are reasonably sufficient to enable the Owned Real Property to continue to be used and operated in the manner currently being used and operated, and any so-called hookup fees or other associated charges have been fully paid. Each such utility or other service is provided by a public or private utility or service company. No Improvement or portion thereof is dependent for its access on any land, building or any improvement not included in the Owned Real Property. Except as set forth on Schedule 3.7(f), no Improvement encroaches on the land of another party.

(g) All public utilities (including without limitation water, gas, electric, storm and sanitary sewage, and telephone utilities) required to operate the Business on the Owned Real Property are available to the Business, and neither Seller or IES Properties has received any notice of any proposed, planned or actual curtailment of any such service.

3.8 Contracts. Schedule 3.8 sets forth all Customer Contracts, Vendor Contracts and Financing Leases (collectively, the “Contracts”). None of the Contracts includes contracts with Governmental Authorities. True, correct and complete copies of all Contracts have been made available to Buyer. All Contracts are (i) open and active and each party thereto has continuing obligations to fulfill under each such Contract prior to the customer taking custody of the ordered equipment and (ii) legal, valid, binding, enforceable, and in full force and effect in all material respects, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws of general application referring to or affecting creditors’ rights generally or by general equitable principles. Seller is not and, to the Knowledge of Seller, none of the other parties to any Contract are, in material default under any Contract. No event has occurred and to the Knowledge of Seller, no condition or state of facts exists that would cause Seller (or following the Closing, Buyer) to incur consequential, punitive damages or Liability in excess of the value of any agreement. Except as set forth in Schedule 3.8, no approval or consent of any Person who is a party to any Contract is needed in order that such agreements continue in full force and effect following consummation of the Contemplated Transactions.

3.9 Litigation. Except as set forth in Schedule 3.9, there is no Legal Proceeding pending against Seller or IES Properties with respect to the Business, or to the Knowledge of Seller or IES Properties, threatened with respect to the Business or the Acquired Assets before any court, arbitrator, mediator or other Governmental Authority. Neither the Business nor any of the Acquired Assets is subject to any outstanding injunction, judgment, or other order or ruling of, or settlement issued or approved by, any court or other Governmental Authority. To the Knowledge of Seller or IES Properties, there is no past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any Legal Proceeding against Seller or IES Properties with respect to the Business. Schedule 3.9 describes all Legal Proceedings related to the Business or any of the Acquired Assets in which Seller or IES Properties has been a party during the past five (5) years, including the final disposition of such Legal Proceedings.

3.10 Absence of Changes or Events. Since August 31, 2010, there has been no change or event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Schedule 3.10, since August 31, 2010:

(a) Seller has not sold, leased, transferred, or assigned any material assets of the Business except in the Ordinary Course of Business;

(b) Seller has not entered into any material agreement, contract, lease, or license with respect to the Business outside the Ordinary Course of Business;

(c) no party (including Seller) has accelerated, terminated, made material modifications to, canceled, rescinded, or waived or entered into an accord and satisfaction with respect to any term, condition or provision of, any material agreement, contract, lease, or license with respect to the Business to which Seller is a party or by which it or any of the Acquired Assets is bound;

(d) no party has imposed any Liens, other than Permitted Liens, upon any of the Acquired Assets, tangible or intangible;

(e) Seller has not made any material capital expenditures with respect to the Business outside the Ordinary Course of Business;

(f) Seller has not granted any license or sublicense of any material rights under or with respect to any Business IP;

(g) Seller with respect to the Business has not made any material change in its method of doing business or any change in its accounting principles or method of application of such principles or practices;

(h) Seller has not made any other material change in employment terms for any of the Employees outside the Ordinary Course of Business; and

(i) Seller has not committed to do, effect, implement or acquiesce to any of the foregoing.

3.11 Compliance with Laws; Permits. Schedule 3.11 lists all of the Permits necessary and required for the conduct and the operation of the Business. The conduct and operations of the Business have been in material compliance with all laws that (a) affect or relate to this Agreement and the consummation of the Contemplated Transactions, and (b) are applicable to the Business, the Acquired Assets or the facilities or operations of the Business. Within the last three (3) years, Seller has not been charged with any violation of any provision of any applicable law with respect to the Business and has not received written notice that Seller has been alleged to have violated any provision of any applicable law with respect to the Business.

3.12 Employee Benefit Plans.

(a) No circumstance exists, and no event has occurred with respect to Seller or its ERISA Affiliates that would result in, any material Controlled Group Liability that would be a liability of Buyer following the Closing. Without limiting the generality of the foregoing, neither Seller nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4203 of ERISA.

(b) Schedule 3.12(b) includes a complete list of all Plans. With respect to Seller’s 401(k) Plan, Seller has provided or caused to be provided to Buyer: (i) the current summary plan description and summary of material modifications (if any), (ii) a complete copy of Seller’s 401(k) Plan document and a copy of each trust or funding arrangement prepared in connection with Seller’s 401(k) Plan; and (iii) the most recently received IRS determination letter for Seller’s 401(k) Plan.

(c) All contributions, premiums or payments required to be made by Seller or an ERISA Affiliate to Seller’s 401(k) Plan by any applicable laws or by Seller’s 401(k) Plan document or other contractual undertaking, have been made or paid in full on or before their due date thereof. All such contributions, premiums and payments have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental authority and, to the Knowledge of Seller, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(d) Seller’s 401(k) Plan is now and always has been operated in material accordance with its terms and all applicable requirements of ERISA, the Code and all laws and regulations applicable to Seller’s 401(k) Plan. No operational or plan failure (within the meaning of any IRS Revenue Procedure) exists or has existed with respect to Seller’s 401(k) Plan, other than those failures that, to Seller’s Knowledge, may be corrected or have been corrected under an IRS Revenue Procedure. There is not now, and there are no existing circumstances that to Seller’s Knowledge would give rise to, any requirement for the posting of security with respect to Seller’s 401(k) Plan or the imposition of any lien on the assets of Seller under ERISA or the Code.

(e) No Plan covering Employees (i) is a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), or (ii) is subject to Section 412 of the Code or Title IV of ERISA.

(f) No Plan covering Employees (i) provides for the payment of separation, severance, termination or similar type benefits to any Employee solely or partially as result of the consummation of the Contemplated Transactions, except for the payment of accrued vacation and paid time off, or (ii) provides for or promises retiree health, disability or life insurance or any other employee welfare benefits to Employees, except to the extent required under Section 601 et. seq. of ERISA and Section 4980B of the Code.

(g) To the Knowledge of Seller, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to Seller’s 401(k) Plan which has not been or cannot be corrected pursuant to an IRS Revenue Procedure.

(h) There is no contract, plan or arrangement (written or otherwise) covering any Employee that individually or collectively could give rise to the payment of any amount that would not be deductible under Section 280G of the Code.

(i) To the Knowledge of Seller, Seller has no express or implied commitment, whether legally enforceable or not, to create or incur liability with respect to or cause to exist any other Plan with respect to the Employees, to enter into any contract or agreement to provide compensation or benefits to any Employee, or to modify, change or terminate any Plan with respect to Employees.

(j) No litigation or governmental investigation is pending or, to the Knowledge of Seller, threatened with respect to Seller’s 401(k) Plan (other than routine claims for benefits in the Ordinary Course of Business) and, to the Knowledge of Seller, no fact or event exists that could reasonably be expected to give rise to such action.

3.13 Employees.

(a) Schedule 3.13(a) contains a complete and accurate list, as of the date listed thereon (but in no event more than 30 days from the date of Closing), of the following information for each employee of Seller whose primary duties are with respect to the Business (the “Employees”), including each Employee on leave of absence or layoff status: name, job title, whether exempt or non-exempt for purposes of the Fair Labor Standards Act, whether union or non-union, years of service, accrued vacation and other accrued leave and service credited for purposes of any Plan or other term or condition of employment. Total salary, wage, incentive, and other compensation information for the Employees, including true and complete copies of all personnel policies, rules, or procedures applicable to the Employees, has been provided to Buyer prior to the date of this Agreement. There are no individuals who currently provide services to the Business other than through an employment relationship with Seller. IES Properties has no employees. No Employee has a contract with Seller with respect to his or her terms of employment and all Employees are employed at will. Seller is in material compliance with respect to the Employees in connection with all laws relating to the employment of labor, including all such laws relating to wages, hours, re-classification of employee status, collective bargaining, discrimination, immigration, naturalization, civil rights, pay equity, safety and health, workers’ compensation and the collection and payment of withholding, social security taxes, employment insurance premiums and similar taxes. Seller is not, with respect to the Employees, liable for any arrears of wages, any taxes, claims, or penalties and is not, and shall not be, subject to any corrective action for failure to comply with any such applicable laws. Seller is not a party to or bound by any collective bargaining agreement with respect to the Business, nor has the Business experienced any strike controversy, slowdown, work stoppage, lockout or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. To Seller’s Knowledge, there are no activities or proceedings of any labor union to organize any Employees. No complaint against Seller or any of its consultants or employees is pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar Governmental Authority by or on behalf of any Employee. To Seller’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Employees. None of the Employees has any action, complaint, charge, claim or grievance pending or, to Seller’s Knowledge, threatened against the Business.

(b) There is no charge of discrimination in employment or employment practices with respect to any Employee or with respect to anyone who otherwise provides or has provided services to the Business for any reason, including, without limitation, age, gender, race, religion, disability, sexual orientation, or other legally protected category, which has been asserted within the last three (3) years or is now pending or, to Seller’s Knowledge, threatened before the United States Equal Employment Opportunity Commission or any other Governmental Authority.

(c) Seller is in material compliance in all respects with the Immigration Reform and Control Act of 1986 and the Immigration and Nationality Act of 1990 with respect to the Employees, including, but not limited to, Immigration and Naturalization Service Form I-9 requirements.

(d) Seller, with respect to the Employees, is in compliance with the requirements of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (the “WARN Act”) and has no liabilities pursuant to WARN.

3.14 Environmental Matters.

(a) Seller has operated the Business and the Owned Real Property has been and currently is in material compliance in all respects with all applicable Environmental Laws. Seller or IES Properties, as the case may be, has obtained, has complied with, and is in compliance with, in each case in all material respects, all Governmental Authorizations and other authorizations that are required pursuant to applicable Environmental Laws for the occupation of the Owned Real Property and the operation of the Business.

(b) Neither Seller nor IES Properties has received any written notice regarding any actual or alleged violation of Environmental Laws related to the Owned Real Property or the Business in the last five (5) years.

(c) With respect to the Owned Real Property, (i) Seller or IES Properties has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, discharged, emitted, spilled or released any and all substances, including without limitation any Hazardous Materials in material compliance with all applicable Environmental Laws and in a manner that has not given or could not reasonably give rise to any liabilities, including without limitation any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental Laws, and (ii) to Seller’s Knowledge and to IES Properties’ Knowledge, none of the Owned Real Property (including without limitation any buildings, structures, surfaces, sub-surfaces, air, soil, surface water or groundwater) is contaminated by or contains any such substance (including without limitation Hazardous Materials) which has or could give rise to any liabilities, including without limitation any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental Laws.

(d) Set forth in Schedule 3.14(d) is a list of off site locations at which Seller or IES Properties has disposed or arranged for the disposal of any Hazardous Materials related to the Business within the last five (5) years and, to Seller’s Knowledge and IES Properties’ Knowledge, a list of off site locations at which Seller or IES Properties has disposed or arranged for the disposal of any Hazardous Materials related to the Business for the period preceding the last five (5) years. Neither Seller nor IES Properties has received any written notice from any person with respect to any such off site location, of potential or actual Liability or a written request for information from any person under or relating to CERCLA or any comparable state or local Environmental Law.

(e) Seller or IES Properties has obtained all licenses of Governmental Authorities required to be obtained by them under any Environmental Law for the operation of the Business or ownership and operation of the Acquired Assets as constituted as of the Closing Date (the “Environmental Licenses”). Seller and IES Properties is in material compliance in all respects with all such Environmental Licenses. Neither Seller nor IES Properties has received written notice of any action pending to revoke or limit any such Environmental License.

3.15 Liabilities. Except as set forth in Schedule 3.15, Seller does not have any Liabilities related to the Business or the Acquired Assets except for Liabilities reflected or reserved against on the Financial Statements (which reserves are adequate, appropriate and reasonable) or Liabilities incurred in the Ordinary Course of Business of Seller, none of which, individually or in the aggregate, has had or will have a Material Adverse Effect and none of which is a Liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of law or is claimed in any pending or, to Seller’s Knowledge, threatened Legal Proceeding.

3.16 Taxes. Seller has (a) timely filed all income Tax returns and all other returns and reports for Taxes, including information returns, that are required to have been filed in connection with, relating to, or arising out of the Business, (b) paid all Taxes that are shown to have come due pursuant to such returns or reports and (c) paid all other Taxes in connection with, relating to, or arising out of the Business for which a notice of assessment or demand for payment has been received, except for Taxes being contested in good faith by appropriate proceedings. All such returns or reports have been prepared in accordance with all applicable laws and requirements and accurately reflect the taxable income (or other measure of Tax) of Seller, or, if applicable, any Affiliate of Seller or any group of which Seller or any Affiliate is a member. None of the assets of the Business or constituting any of the Acquired Assets (a) is property that is required to be treated as owned by another person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (b) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or (c) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. There are no Liens for Taxes on any of the Acquired Assets other than Liens for Taxes not yet due and payable. The Seller is not a person other than a United States person within the meaning of the Code. With respect to the Business or the Acquired Assets, Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments, that will not be fully deductible under Sections 162(m) or 280G of the Code or any similar provision of foreign, state, or local law. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person, are included in the Acquired Assets.

3.17 Intellectual Property; Know-How.

(a) Schedule 3.17(a) sets forth all registered Business IP and identifies it as Owned IP, Joint Owned IP, or Third Party IP. Except as set forth in Schedule 3.17(a), the Business IP together with the Excluded Marks and the Excluded Software constitute all of the Intellectual Property used in or by the Business.

(b) Employees, agents, contractors and developers of the Controlled Business IP have (i) assigned or agreed to assign their entire right, title and interest in such Intellectual Property to Seller and, where applicable, to any joint owners, (ii) have waived all of their moral rights in such Intellectual Property, and (iii) have agreed neither to disclose to third parties nor use the Intellectual Property, except as authorized by Seller or lawfully by joint owners thereof. The Controlled Business IP is maintained in compliance with all applicable laws (including laws requiring filings or payments of fees, whether to maintain rights or otherwise), and is valid and not the subject of any interference, opposition, reexamination, cancellation or other Legal Proceedings. To Seller’s Knowledge, no Person is infringing upon nor has any Person misappropriated any Controlled Business IP.

(c) Schedule 3.17(c) discloses all Business IP under license to or from Seller and any material agreements with other Persons affecting rights under Controlled Business IP. Except as set forth on Schedule 3.17(c), Seller is not required to make payments or provide other benefits to any Person with respect to its ownership or use of the Business IP, and Seller has not granted any third party or related or affiliated companies any rights therein. Except as set forth on Schedule 3.17(c), all Third Party IP included in the Business IP is assignable by Seller to Buyer without the consent of the third party licensor.

(d) To Seller’s Knowledge, neither the use, production, marketing, licensing offering for sale or sale of the products or services of the Business, nor the use of them for their intended purposes by customers or other Persons in the stream of commerce, violates, infringes upon or misappropriates the Intellectual Property rights of any other Person. To Seller’s Knowledge, assuming that following the Closing the Business continues to be conducted as it was prior to the Closing, Buyer will not infringe, misappropriate or otherwise come into conflict with the Intellectual Property rights of any other Person in existence at the Closing, and Buyer will not be dependent on third party proprietary technologies or products for which there are not readily available commercial alternatives. There are no pending claims against Seller in respect of the Business that it infringed third party Intellectual Property rights. The consummation of the Contemplated Transactions will not alter or impair the rights of Buyer to the Business IP.

3.18 Inventory. Schedule 3.18(a) contains a list of all Inventory as of September 23, 2010, and indicates the book value of each item contained therein. As of the date hereof, the Inventory (a) consists of supplies and purchased parts, a complete and correct list of which has been previously provided to Buyer, (b) consists of items of a quantity, quality and mix as are historically consistent with past business practices of the Business, and are usable in the Ordinary Course of Business performed by Seller prior to the Closing Date, and subject to inventory reserves aplied in the aggregate, and (c) is located at Seller’s facilities and has not been consigned to, or held on consignment from, any third party or other business of Seller or its Affiliates. In each of the Financial Statements and the Reference Balance Sheet, inventory reserves, applied in the aggregate, have been appropriately established in accordance with Seller’s policies consistenly applied. Since the date of the Reference Balance Sheet, Seller has continued to replenish the Business’ Inventory in a normal and customary manner consistent with past practice. All Inventory, including all packaging, supplies, spare parts and components, whether in the Seller’s possession, in transit to or from Seller or held by any third party, is owned by Seller free and clear of all Liens other than Permitted Liens.

3.19 Insurance. Schedule 3.19 lists all insurance policies covering the Acquired Assets with respect to which Seller or IES Properties is the owner, insured or beneficiary or under which any of the Acquired Assets are insured and true, correct and complete summaries of all such insurance policies have been delivered to Buyer. Except as set forth in Schedule 3.19, Seller and IES Properties is presently insured and, since January 1, 2008 has been, insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as set forth in Schedule 3.19, all premiums and other costs associated with the insurance policies maintained with respect to the Acquired Assets or the Business have been paid in full through the terms of such policies. There are no claims pending under any of such policies with respect to the Business or the Acquired Assets as to which coverage has been questioned, denied or disputed.

3.20 Accounts Receivable. Schedule 3.20 sets forth all accounts receivable of the Business outstanding as of the date of the Reference Balance Sheet (the “Receivables”), presented on an aged basis, and separately identifies the name of each account debtor and the total amount of each related receivable. All Receivables are bona fide and valid receivables arising in the Ordinary Course of Business and no portion of any such receivable is subject to counterclaim, defense or set-off or is otherwise in dispute. Except to the extent of the recorded reserve for doubtful accounts in the Reference Balance Sheet, all of the Receivables are collectible in the Ordinary Course of Business. No person has any Lien on any Receivable or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivable (other than standard payment terms offered by Seller to its customers).

3.21 Product Warranty and Liability.

(a) Except as set forth in Schedule 3.21(a), Seller has not received any written notice of any pending or threatened warranty claims applicable to the Acquired Assets or to any product manufactured and delivered or in transit to the customer by the Business. Each product manufactured and delivered or in transit to the customer by the Business has been in material conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and to the Knowledge of Seller there is no past or present fact, situation, circumstance, activity, occurrence or event that forms or could reasonably form the basis for any present or future warranty claims against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, except as otherwise set forth on the Reference Balance Sheet. Schedule 3.21(a) includes copies of the standard terms and conditions of sale or lease for Seller (containing applicable guaranty, warranty, and indemnity provisions). Except as set forth in Schedule 3.21(a), no product manufactured, sold or delivered or service performed by Seller and included in the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3.21(a).

(b) Seller has no Liability (and to the Knowledge of Seller there is no past or present fact, situation, circumstance, activity, occurrence or event that forms or could reasonably form the basis for any present or future Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold or delivered by the Business.

3.22 No Broker’s or Finder’s Fees. No agent, broker, or finder acting on behalf of Seller or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or fee in connection with any of the Contemplated Transactions.

3.23 Customers and Suppliers. Since January 1, 2010, Seller has not been notified by any customer of the Business that such customer intends to terminate or materially reduce its purchases from the Business. Except as set forth in Schedule 3.23, since January 1, 2010, Seller has not been notified by any supplier of the Business that such supplier intends to terminate or materially reduce the aggregate volume of its supply of materials, products or services to the Business.

3.24 Absence of Restrictions on Business Activity. There is no contract or agreement, or order from a Governmental Authority, binding upon Seller or any of its properties, rights or assets which could reasonably be expected to prohibit or materially impair the Business or the Acquired Assets following the consummation of the Contemplated Transactions. None of the Business, the Acquired Assets, nor the Employees are subject to any non-competition, non-solicitation, standstill or similar restriction, and the Seller has not granted any exclusive rights of any kind related to the Business or the Acquired Assets, except as set forth in the letter of intent, dated June 23, 2010, between Buyer and Integrated Electrical Services, Inc.

3.25 Solvency.

(a) Seller is not now insolvent, and will not be rendered insolvent by any of the Contemplated Transactions. As used in this Section 3.25, “insolvent” means that the sum of the present fair saleable value of Seller’s assets does not and will not exceed its debts and other Liabilities.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions, (i) Seller will be able to pay its Liabilities as they become due in the usual course of business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities and (iv) taking into account all pending and, to Seller’s Knowledge, threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments in accordance with their terms.

3.26 Absence of Questionable Payments. Seller has not, and none of its officers, directors, shareholders, agents, licensees, distributors, employees or any other Person acting on behalf of Seller, has, at any time, in connection with the operation of the Business: (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable foreign, federal or state law; or (b) accepted or received any unlawful contributions, payments, expenditures or gifts.

3.27 Export Controls. Seller has at all times conducted the export transactions of the Business, and has not been assessed any penalties from the failure to comply, with all applicable export and re-export controls of the United States, including the United States Export Administration Act and Regulations, the United States International Traffic in Arms Regulations, Foreign Assets Control Regulations and all other applicable import/export controls in other countries in which Seller operates the Business. Without limiting the foregoing: (a)

Seller has obtained all export and import licenses, license exceptions and other consents, notices waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (x) the export, import and re-export of products, services, software and technologies and (y) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (b) Seller is in compliance in all material respects with the terms of all applicable Export Approvals; (c) there are no pending or, to the Knowledge of Seller, threatened claims against it with respect to such Export Approvals; (d) there are no actions, conditions or circumstances pertaining its export transactions that may give rise to any future claims; and (e) no Export Approvals for the Contemplated Transactions are required, or such Export Approvals can be obtained expeditiously without material cost.

3.28 Transactions with Affiliates. Schedule 3.28 lists all services currently provided to the Business by Seller and its Affiliates. Except for services to be provided under the TSA or for any claims that Seller may have under Article IX of this Agreement, with respect to the Business and the Acquired Assets, neither Seller nor any of its Affiliates will, following the Closing: (i) have any direct or indirect interest in any real or personal property or right, whether tangible or intangible, which is used, intended for use or held for use by the Business; (ii) have any claim or cause of action against the Business for royalties, monies owed or otherwise; (iii) owe any money to the Business or be owed any money from the Business; or (iv) be a party to any Contract included in the Acquired Assets.

3.29 Agency Agreements. Schedule 3.29 sets forth all of the contracts, agreements, commitments and other arrangements or understandings, oral or written, formal or informal, of Seller related to the Business or the Acquired Assets currently in effect in which Seller grants or appoints an agent for purposes of the marketing of products and/or services (the “Agency Agreements”). Seller is in compliance in all material respects with the terms of each of the Agency Agreements. There are no pending or, to the Knowledge of Seller, threatened claims against it with respect to the Agency Agreements. To Seller’s Knowledge, there are no actions, conditions or circumstances pertaining to the Agency Agreements that may give rise to any future claims. Seller has the right to terminate each Agency Agreement without penalty or liability to the other party thereto upon giving 30 days notice to such other party

3.30 Completeness of Disclosure. No representation or warranty by Seller or IES Properties contained in this Agreement, the Disclosure Schedules, or any document or certificate delivered to Buyer pursuant to Section 2.9 hereto, contains any untrue statement of material fact or intentionally omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances to which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements set forth in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (with the Closing Date being substituted for the “date hereof”).

4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

4.2 Power and Authority. Buyer has all requisite corporate power and authority to enter into, deliver and perform its obligations under the Transaction Agreements and to carry out the Contemplated Transactions. Buyer has duly authorized the execution and delivery of the Transaction Agreements and the Contemplated Transactions. Each of the Transaction Agreements constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws of general application referring to or affecting creditors’ rights generally or by general equitable principles.

4.3 No Conflict; No Violation of Laws. The execution, delivery and performance by Buyer of each of the Transaction Agreements, the consummation of the Contemplated Transactions, and the compliance with or fulfillment of the terms, conditions or provisions hereof and thereof will not:

(a) conflict with or violate any provision of the Governing Documents of Buyer;

(b) require on the part of Buyer any notice to or filing with, or any authorization, consent or approval of, any Governmental Authority or any other Person;

(c) violate any Governmental Authority applicable to Buyer; or

(d) conflict with, result in a breach of, constitute a default or event of default (or an event that might, with the passage of time or the giving of notice, or both, constitute a default or event of default) under, result in the acceleration or termination of, result in the loss of any right under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, franchise, indenture, mortgage, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject, bound or affected, except for any such breaches, defaults, events of default or other occurrences that would not, individually or in the aggregate, adversely affect the ability of Buyer to perform its obligations under the Transaction Agreements.

4.4 No Broker’s or Finder’s Fees. No agent, broker, or finder acting on behalf of Buyer or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or fee in connection with any of the Contemplated Transactions.

ARTICLE V

COVENANTS PRIOR TO CLOSING

5.1 Conduct of Business. Except as otherwise required or contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller shall conduct the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing and except as required or contemplated by this Agreement or any other Transaction Agreement, before the Closing Date, Seller shall not take any of the following actions in relation to the Business without the written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(a) voluntarily incur any Liability other than in the Ordinary Course of Business or in connection with the performance or consummation of the Contemplated Transactions;

(b) fail to maintain and service the Business or fail to maintain the goodwill of those Persons having business relationships with the Business;

(c) enter into any contract that would be breached by, or require the consent of any third party, in order to continue in full force following the consummation of the Contemplated Transactions, other than in the Ordinary Course of Business;

(d) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

(e) fail to manage working capital in the Ordinary Course of Business;

(f) lease, license, sell, transfer, encumber or permit to be encumbered, abandon, fail to maintain, or allow to lapse any of the Acquired Assets, including any Business IP, except for (i) licenses granted and Inventory sold or otherwise disposed of in the Ordinary Course of Business, and (ii) cash applied in payment of Liabilities in the Ordinary Course of Business;

(g) waive or release any material right or claim that would otherwise be an Acquired Asset, except in the Ordinary Course of Business;

(h) terminate or materially amend any of the Contracts other than in the Ordinary Course of Business;

(i) employ, other than in the Ordinary Course of Business, any additional employees other than the Employees;

(j) dismiss any Employee (other than for cause) or change the remuneration, benefits or other terms of employment of any Employee, other than (i) in the Ordinary Course of Business, or (ii) as required by applicable law (to the extent such change is generally applicable to all Employees);

(k) grant any new or additional retention or severance or termination pay with respect to any Employee;

(l) establish, adopt, enter into, terminate or amend any Plan;

(m) loan or advance money or any other property to any Employee other than in the Ordinary Course of Business;

(n) make any Tax election or settle or compromise any Tax Liability;

(o) take any action that would reasonably be expected to cause a Material Adverse Change; or

(p) agree to do any of the things described in the preceding clauses (a) through (o) of this Section 5.1.

5.2 Access To Information. Subject to the confidentiality obligations set forth in the Confidentiality Agreement, the terms of which are incorporated by reference in this Agreement, until the Closing, Seller shall allow Buyer and its Representatives, at the reviewing party’s sole expense, access upon reasonable notice and during normal working hours to (i) such materials and information about the Business, as the reviewing parties may reasonably request (including without limitation monthly trial balances and P & L reports and information with regards to environmental and work safety matters, including without limitation with regards to the inputs, outputs, waste streams and associated processes of the Business’ paint line); and (ii) specified members of management of Seller as the parties may reasonably agree. In addition Seller shall grant Buyer access to the Employees upon reasonable notice and during normal working hours for purposes of interviewing them and making them offers of employment as contemplated in Section 8.1.

5.3 Satisfaction of Conditions Precedent. Upon the terms and subject to the conditions of this Agreement, Seller and Buyer shall cooperate with each other and use their respective commercially reasonable efforts to promptly take or cause to be taken all actions, do or cause to be done all things, and obtain all third party approvals, consents, registrations, permits, authorizations and other confirmations which are required, necessary, proper or advisable under this Agreement and applicable law to consummate and make effective the Contemplated Transactions.

5.4 Notification of Certain Matters. Each party shall give notice to the other promptly after becoming aware of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause any condition set forth in this Article V to be unsatisfied at the Closing Date and (b) any material failure of any party to comply with or satisfy any representation, warranty, covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (x) the delivery of any notice pursuant to this Section 5.4 shall, absent the notifying party’s failure to use its commercially reasonable efforts to satisfy any representation, warranty, covenant, condition or agreement hereunder, limit the remedy of the party receiving such notice to a right to terminate this Agreement and (y) the obligation to give such notice shall not be required from and after the time the party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

5.5 Title Insurance.

(a) IES Properties shall have delivered to Buyer a commitment to issue a ALTA Owner’s Form (2006) owner’s policy or policies of title insurance without standard exceptions (collectively, “Title Insurance”), the cost of which policy or policies shall be borne by IES Properties, prepared by a title insurance company chosen by Buyer, showing title to the Owned Real Property in IES Properties, agreeing to insure fee simple title in Buyer at the Closing and naming Buyer as the insured, subject only to the Permitted Liens. (b) IES Properties shall discharge at the time of Closing, including but not limited to the items noted in Schedule C, Section 4 of the Commitment for Title Insurance issued by Old Republic Title Company of Houston on July 30, 2010 (File No. 10003445) which reference (1) a Deed of Trust to secure a payment of one note in the principal sum of Eighty Million Dollars ($80,000,000) to Bank of America, N.A., (2) a Deed of Trust dated May 12, 2006 to secure a note payable to the order of Bruce L. Bisson, as individual agent for Wilmington Trust Company, and (3) a Vendor’s Lien dated July 1, 1994 to Chayn Mousa to secure a note in the amount of Seventy Thousand Dollars ($70,000) payable to Chayn Mousa.

(b) If IES Properties is unable to eliminate all defects, objections or exceptions to title other than the Permitted Liens on or before the Closing Date, the Buyer may elect to either (1) terminate this Agreement by notice given to IES Properties or (2) accept title subject to such title defects, objections or exceptions and receive an appropriate credit against, or reduction of, the Purchase Price. If Buyer elects to terminate this Agreement, IES Properties shall have the right, at IES Properties’ sole election, to eliminate all title defects, objections or exceptions. In the event of such election by IES Properties, IES Properties shall be entitled to an adjournment of the Closing Date for a period not to exceed thirty (30) days and the Closing Date shall be adjourned to a date specified by IES Properties not beyond such thirty (30) day period. If, for any reason whatsoever, IES Properties shall not have succeeded in eliminating such defects at the expiration of such adjournment, and if Buyer shall not within five (5) days after the expiration of such adjournment, give notice to IES Properties that the Buyer is willing to accept title subject to such title defects, objections or exceptions, and receive an appropriate credit against, or reduction of, the Purchase Price, this Agreement shall be deemed to be terminated.

(c) The Parties shall execute and deliver any and all other documentation reasonably required by Buyer, Seller, their respective attorneys, and/or the title company, to consummate the transaction described herein and to cause the Title Insurance to be issued and delivered to Buyer.

ARTICLE VI

CONDITIONS PRECEDENT TO THE CLOSING

6.1 Conditions to the Obligations of Buyer. The obligation of Buyer to close the Contemplated Transactions is subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may only be waived in writing by Buyer at its sole discretion).

(a) Accuracy of Representations and Warranties. The representations and warranties of Seller in Article III shall be accurate in all material respects (except for such representations and warranties which are qualified as to materiality, Material Adverse Effect or

Material Adverse Change, which shall be true and correct in all respects) as of the date hereof and as of the Closing as though made on and as of the Closing.

(b) Covenants. Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with in Article V as of or before the Closing Date.

(c) Closing Deliverables. Seller and IES Properties shall have delivered to Buyer the items set forth in Section 2.9(a).

(d) No Litigation. No judgment, writ or order of any Governmental Authority or other legal restraint or prohibition shall be in effect, and no Legal Proceeding shall be pending or threatened that in any case would (i) prevent the Contemplated Transactions, or (ii) cause the Contemplated Transactions to be rescinded.

(e) Consents and Government Approvals. All consents, waivers and approvals of any Governmental Authority and third-party (other than any Affiliate of Buyer) required to be obtained before consummation of the Contemplated Transactions shall have been obtained.

(f) Title Insurance. Seller or IES Properties shall have delivered to Buyer the Title Insurance and shall have satisfactorily addressed all of Buyer’s objections pursuant to Section 5.5 above.

(g) Survey. Seller or IES Properties shall have certified the Survey to Buyer and any other parties identified by Buyer in its reasonable discretion.

(h) Release of Encumbrances. Seller and IES Properties shall have delivered, or caused to be delivered, to Buyer such documents as are necessary to terminate and release all Liens on the Acquired Assets (other than Permitted Liens) as referenced in Section 5.5 above.

(i) Environmental Assessment. The results of environmental, health and safety assessments performed by or for the Buyer on the condition of the Acquired Assets and all activities thereon shall be reasonably satisfactory to the Buyer.

(j) No Material Adverse Change. Since the date of this Agreement, there shall not have been, individually or in the aggregate, any Material Adverse Change of Seller or IES Properties, the Business or the Acquired Assets.

6.2 Conditions to the Obligations of Seller. The obligation of Seller to close the Contemplated Transactions is subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may only be waived in writing by Seller at its sole discretion).

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer in Article IV shall be accurate in all material respects (except for such representations and warranties which are qualified as to materiality, Material Adverse Effect or Material Adverse Change, which shall be true and correct in all respects) as of the date hereof and as of the Closing as though made on and as of the Closing.

(b) Covenants. Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with in Article V as of or before the Closing Date.

(c) Closing Deliverables. Buyer shall have delivered to Seller the items set forth in Section 2.9(b).

(d) No Litigation. No judgment, writ or order of any Governmental Authority or other legal restraint or prohibition shall be in effect, and no Legal Proceeding shall be pending or threatened that in any case would (i) prevent the Contemplated Transactions, or (ii) cause the Contemplated Transactions to be rescinded.

(e) Government Approvals. All consents, waivers and approvals of any Governmental Authority or third party required to be obtained before consummation of the Contemplated Transactions shall have been obtained.

ARTICLE VII

TERMINATION OF AGREEMENT

7.1 Termination Events. This Agreement may be terminated at any time before the Closing:

(a) By the mutual written consent of Buyer and Seller;

(b) By either Buyer or Seller for any reason if the Closing has not occurred by December 31, 2010 unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing; provided, however, that a party shall not have the right to terminate this Agreement under this provision as a result of such party’s failure to perform any of its obligations hereunder (except the failure on the part of such party to satisfy a closing condition over which such party has no control); or

(c) By either Buyer or Seller if any Governmental Authority has issued an order, injunction, decree or ruling or taken any other action enjoining, restraining or otherwise prohibiting the Contemplated Transactions.

Any termination of this Agreement under this Section 7.1 shall be effected by the delivery of written notice by the terminating party to the other party.

7.2 Effects of Termination.

(a) Upon termination of this Agreement pursuant to this Article VII, this Agreement and the rights and obligations of the parties under this Agreement shall automatically end without any Liability against any party or its Affiliates; provided, however, that nothing in this Section 7.2 shall relieve any party from Liability for the breach of any provisions of this Agreement prior to termination; and provided, further, that the provisions of Section 8.7 [Confidential Information], this Section 7.2, Section 9.4 [Limitations on Indemnification], Section 11.1 [Expenses], Section 11.9 [Governing Law], Section 11.10 [Waiver of Jury Trial] and Section 11.11 [Submission to Jurisdiction] shall remain in force and survive any termination of this Agreement.

(b) If Buyer or Seller terminates this Agreement pursuant to this Article 7, each party shall comply, and shall cause its Affiliates to comply, with the Confidentiality Agreement, including the provisions therein regarding the return and/or destruction of any documents furnished to the other parties in connection with this Agreement.

ARTICLE VIII

OTHER COVENANTS AND AGREEMENTS

8.1 Offers of Employment and Employee Benefits Matters.

(a) Buyer shall make offers of employment to all of the Employees, conditioned on the consummation of the Closing contemplated herein and effective as of the end of the day on the Closing Date, on terms and conditions substantially equivalent (in the aggregate) to those in effect on the date hereof, including, without limitation, with base salary and wages not less than in effect on the Closing Date. With respect to Employees on short-term disability or an approved leave of absence, such offers of employment shall be made subject to their commencement of active employment with Buyer within 30 days of their expected return date, but in no event later than 90 days after the Closing Date. All Employees to whom Buyer offers employment and who accept such employment and become employed by Buyer as provided above are herein referred to as the “Transferred Employees.” Nothing in this Section 8.1 shall limit Buyer’s authority to terminate the employment of any Transferred Employee at any time and for whatever reason.

(b) Buyer shall provide Seller a list of the Transferred Employees prior to the Closing Date. Seller shall terminate the employment of all Transferred Employees on the Closing Date and shall promptly pay each such Transferred Employee for all vacation time accrued by such Transferred Employee up until termination and thereafter entitled to be used, except that with respect to Transferred Employees who were not actively employed on the Closing Date due to short-term disability or approved leave of absence, Seller shall terminate their employment on the business day prior to the day on which such Person commences his/her employment with Buyer.

(c) Seller shall be solely responsible for any liability, claim or expense (including reasonable attorneys’ fees) with respect to any Plan by any Employee or former Employee, or of any spouse, former spouse, domestic partner, or covered dependent or beneficiary of an Employee or former Employee, accrued or incurred on or before the Closing Date, whether or not paid or reimbursed prior to the Closing Date.

(d) Seller shall be solely responsible for any liability, claim or expense for any employment related matter that arises out of or relates to the employment relationship between Seller or any of its Affiliates and any Employee, including, without limitation, claims asserted against Buyer as a result of the termination of employment of such Employees or former Employees by Seller or its Affiliates, whether or not in accordance with the terms of this Agreement or claims for severance arising solely as a result of the consummation of the Contemplated Transactions.

(e) Buyer shall cause the Transferred Employees to receive service credit for purposes of eligibility to participate and vesting and solely in cases of vacation and severance benefits, benefit accruals (“Service Credit”) under any employee benefit plan, program or policy (including any vacation or paid time off program or policy) sponsored, maintained or contributed to by Buyer or any of its Affiliates for the Transferred Employees after the Closing Date, to the same extent service is recognized under comparable plans, programs and policies sponsored, maintained or contributed to by Seller or its Affiliates immediately prior to the Closing Date. Nothing in this Section 8.1(e) shall require the crediting of service that would operate to duplicate any benefits or funding of any such benefits, except that Buyer shall cause each Transferred Employee to be credited with unpaid vacation days equal to the number of vacation days for which the Transferred Employee received vacation pay from Seller as provided in Section 8.1(b). With respect to the welfare benefit plans, programs and arrangements in which the Transferred Employees participate after the Closing Date, Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions (if any) or requirement for evidence of insurability to the extent such limitation had already been satisfied under the Plans.

(f) 401(k) Direct Rollovers. As soon as administratively practicable following the Closing Date, but no later than the date that is 12 months after the Closing Date, Seller shall cause the trustee of its 401(k) Plan (the “Seller’s 401(k) Plan”) to rollover to the Siemens Savings Plan all of the account balances and related liabilities (including participant loans) under the 401(k) Plan attributable to the Transferred Employees who elect a direct rollover, and Buyer shall cause the trustee of the Siemens Savings Plan to accept such rollovers (the “401(k) Rollover”). The 401(k) Rollover shall be made in cash or in cash equivalents or, with respect to outstanding loans to the Transferred Employees who are employed with the Buyer on the date of such rollover, promissory notes; provided, however, the Buyer shall have the right to require that Transferred Employees who want to rollover their outstanding loans from the Seller’s 401(k) Plan due so within a certain period of time that the Siemens Savings Plan shall determine. Prior to the 401(k) Rollover, Seller shall provide Buyer with reasonable written assurance that the Seller’s 401(k) Plan is qualified under Section 401(a) and 401(k) of the Code and its related trust is tax exempt under Section 501(a) of the Code and Buyer may delay such rollover until it receives such assurance. Seller and Buyer shall each reasonably cooperate with the other and shall provide to the other such written documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 8.1(f).

(g) Employment-at-Will. Notwithstanding the foregoing provisions of this Section 8.1, the Transferred Employees will be employees-at-will and nothing in this Section 8.1 is intended to confer employee contract rights to any Transferred Employee.

8.2 Non-Solicitation. From the Closing Date until the second (2nd) anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates to not, directly or indirectly (except on behalf of and for the benefit of Buyer) (i) solicit or offer employment to any Transferred Employees; provided, however, that Seller may recruit and hire any individual that responds to any general advertisement not specifically targeted to any Employee.

8.3 Non-Competition. Seller agrees that, from the Closing Date until the third (3rd) anniversary of the Closing Date, it shall not, and shall cause its Affiliates to not, directly or indirectly, own, manage, operate, or control any business, whether in corporate, proprietorship or partnership form or otherwise (except that the mere ownership of less than five percent (5%) of a publicly traded company shall not be prohibited) that manufactures e-houses anywhere in the United States; provided, however, that the foregoing shall not limit or otherwise restrict any activities expressly permitted under any other Transaction Agreement; and provided further, however, that the foregoing shall not prohibit the acquisition of Seller or its Affiliates by any Person that, prior to such acquisition, was already engaged in the manufacture or sale of e-houses.

8.4 Injunctive Relief. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the non-breaching party, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief. In the event that the provisions of Section 8.2 or 8.3 should ever be determined to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. In the event that the provisions of Sections 8.2 or 8.3 should ever be determined to be wholly or partially unenforceable in any jurisdiction, then the parties hereto agree that such determination shall not be a bar to or in any way diminish the other party’s right to enforce such provisions in any other jurisdictions.

8.5 Use of Names and Logos. After the Closing, Buyer shall have the right to:

(a) Use in the operation of the Business all labels and packaging materials purchased by Buyer; and

(b) Use all such other logos, trademarks and trade identification of Seller as are located at the facilities of the Business, on the Acquired Assets and on Internet sites or Uniform Resource Locators of the Business until such time as Buyer may conveniently change them, but in no event after the 180th day following the Closing.

8.6 Wrong Pocket. If any party receives a payment from a third party that, pursuant to the terms hereof, should have been paid to the other party hereto, the party who receives the payment agrees to hold in trust and promptly remit such payment to the party entitled thereto. If either party receives a payment from a customer that cannot be identified to a specific invoice or obligation, the recipient shall, if reasonable under the circumstances, inquire of the customer as to the intended application thereof and, lacking a response, the payment shall be applied to the oldest outstanding undisputed invoice relating to the payor.

8.7 Redirection of Email, Website and Documents. Following the Closing Date, Seller shall cooperate with Buyer and use commercially reasonable efforts to redirect to Buyer all email correspondence, website traffic, contracts, production orders and other similar items that Seller receives related to the Business.

8.8 Confidential Information. Seller will treat and hold as confidential all of the Confidential Information and refrain from using any of the Confidential Information except in connection with the Transaction Agreements or as may be necessary or appropriate in the operation of the Business prior to Closing. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents from any Governmental Authority to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 8.8; provided, however, that neither party shall be obligated to obtain the other party’s consent to disclose any Confidential Information to the extent that such disclosure is in connection with any required securities law filings made by either party or its Affiliates. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, Seller may disclose the Confidential Information to the Governmental Authority; provided, however, that Seller shall first, at its sole cost and expense, use its commercially reasonable efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller or its Affiliates.

8.9 Warranty Repairs. In order to preserve the goodwill of the Business and its Customers following the Closing, Seller agrees to give Buyer a right of first refusal to perform any warranty repair for products sold or distributed by the Business prior to the Closing Date which Seller is obligated to perform pursuant to product warranties included in the Retained Liabilities. Seller shall issue a work order to Buyer and Buyer shall have 5 business days from its receipt of such work order to accept or decline it, and if accepted, Buyer shall perform such work at cost, including overhead. Following the Closing, Buyer shall give Seller prompt written notice of any actual or threatened warranty claim received by Seller if such warranty claim pertains in whole or in part to work performed prior to the Closing Date.

8.10 Standalone Software; Access to Data Servers.

(a) Seller shall provide to Buyer, pursuant to the terms of the Transition Services Agreement, full access to all software currently used to operate the Business in the same manner as was operated by Seller prior to Closing for the period set forth in the Transition Services Agreement.

(b) Seller shall provide continuing access to its data servers storing data of the Business or of the Acquired Assets during the transition period defined in the Transition Services Agreements and will use commercially reasonable efforts to assure the transfer of all of the Business’ data and information from the servers to Buyer upon request by Buyer.

8.11 Actions of Governmental Authorities. In the event any fines, penalties, notices of violation, complaints, or enforcement actions of any Governmental Authority occur(s) or are threatened because of or in connection with a breach of the representations and warranties set forth in Section 3.11 or Section 3.14(a), without limiting any other rights, remedies, obligations or liability hereunder, Seller or IES Properties, as the case may be, shall use commercially reasonable efforts to provide that such fine, penalty, notice of violation, complaint or other action is issued in the name of and/or directed to Seller or IES Properties.

8.12 Publicity. Neither party shall issue or disseminate any press release or other public announcement concerning this Agreement or the transactions contemplated herein without the prior written agreement of the other party, except (i) as a party determines in good faith to be required by applicable law or stock exchange rule or regulations after consultation with the other party; provided, however the purchase price shall not be disclosed in such press release or public announcement (excluding any required securities filings) without the prior written consent of the other party, or (ii) communications to employees, customers and suppliers as shall be mutually agreed to by the parties.

8.13 Tax Matters.

(a) Payroll Tax Reporting. Buyer and Seller agree that for the taxable year that includes the Closing Date, they will follow the Alternate Procedure of Rev. Proc. 2004-53, 2004-34 IRB 320, so that Buyer shall be responsible for employment tax reporting with respect to Transferred Employees for that calendar year, provided that Seller provides Buyer with all employment tax information reasonably requested by Buyer in connection with Buyer’s preparation and filing of employment tax returns for the Transferred Employees for that year. Nothing in this Section 8.13 shall relieve Seller of any Liability for failure to properly withhold or pay over any such employment taxes for the portion of the year during which the Transferred Employees are employed by Seller.

(b) Withholding Certificate. Prior to the Closing, Seller shall provide Buyer with any clearance certificate or other similar document or documents that are required by any taxing Authority to relieve Buyer of any obligation to withhold any portion of the Purchase Price or to relieve Buyer of any tax liability of Seller.

(c) Mutual Cooperation. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Buyer shall retain, and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing

Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

(d) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Acquired Assets or the Business for all tax periods or portions thereof ending before or including the Closing Date shall be made after the date of this Agreement without the prior written consent of the other party

(e) Buyer and Seller agree that the transactions contemplated by this Agreement constitute a sale of a trade or business within the meaning of Section 41(f)(3) of the Code. Seller will provide to Buyer upon request all reasonable information necessary in order to permit Buyer to apply the provisions of Section 41(f)(3)(A) of the Code.

(f) Seller and IES Properties shall be responsible for all state and local sales, use, transfer, real property transfer, documentary stamp, recording and other similar taxes arising from and with respect to the sale and purchase of the Acquired Assets (collectively, “Transaction Taxes”). To the extent permitted by applicable law, Buyer and Sellers agree to reasonably cooperate with each other to complete any and all exemption certificates or other documents that exempt any of the Purchase Price from any of the Transaction Taxes prior to either the Closing or the due date for such Transaction Tax.

8.14 Proration of Taxes and Other Items. Real estate and personal property Taxes, payments in lieu of Taxes, rents, prepaid expenses, insurance, if any, and other similar matters shall be prorated as of the Closing Date. All real estate Taxes and personal property Taxes shall be prorated on a calendar year basis, consistent with local custom.

8.15 Agency Agreements. Schedule 3.29 sets forth (i) each Customer Contract with respect to which Seller owes commissions to a third party pursuant to an Agency Agreement, (ii) the amount of the commission owed, (iii) the revenue over which the commission is calculated, and (iv)the particular Agency Agreement that gives rise to the commission. Buyer agrees to reimburse Seller for the payment of the commissions on a pro rata basis based on actual cash flows received by Buyer under the respective Customer Contracts (and not based on shipment value), within 30 days of Buyer’s receipt of the cash flows.

8.16 Further Assurances. Each party hereto will cooperate with the other party and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary or advisable to carry out, evidence and confirm the intended purposes of this Agreement.

8.17 Physical Inventory. Buyer (or its Representatives) shall take a physical inventory of (a) the Inventory and (b) the Equipment and Other Tangible Personal Property (the “Physical Inventory”) of Seller, at the Owned Real Property or wherever located, within two (2) days prior to the Closing Date. The Physical Inventory shall be conducted only (A) during regular business hours and (B) in such a manner as not to unduly interfere with the operation of the Business.

8.18 Permits. Following the Closing Date, Seller shall provide assistance to Buyer as follows:

(a) obtaining all air emission calculations, historical records, product usage information and supporting documentation that demonstrates the facility’s compliance with existing TCEQ air permitting requirements;

(b) obtaining all waste characterization, waste notification, waste profiling and waste reporting documentation that demonstrates the facility’s compliance with TCEQ industrial and hazardous waste registration requirements;

(c) obtaining all EPA hazardous waste registration documentation related to the facility’s hazardous waste generator status;

(d) delivering all historical records, data and process information to Buyer required for Buyer to comply with agency reporting requirements; and

(e) locating historical records for the on-site water well and septic system that is recorded in the 1985 building permit application.

8.19 Consents. After the date hereof, Seller shall use its commercially reasonable efforts to obtain the consents for contracts entered into with any Affiliate of Buyer and identified on Schedule 3.8 hereto (“Seller’s Customer”). Seller shall deliver a certified letter, return receipt requested, to Seller’s Customer requesting consent, with evidence of such delivery provided to Buyer. Within five (5) business days after delivery, Seller shall send a follow-up fax (“First Fax”) to Seller’s Customer copying Aaron Molina and Douglas Keith. If Seller’s Customer has not responded to Seller’s request for consent within five (5) business days of the First Fax, Seller shall send a second follow-up fax to Seller’s Customer copying Aaron Molina and Douglas Keith. If Seller is unable to obtain such consents after full compliance with the procedure set forth in this Section 8.19 and evidence of such actions taken by Seller has been provided to Buyer, Seller shall be deemed to have satisfied its obligations under this Section 8.19.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties.

(a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Buyer or Sellers and whether or not Buyer or Sellers knew or had reason to know of any misrepresentation or breach of any representation or warranty at the time of the Closing, the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and expire as follows (the period through the relevant expiration date being referred to as the “Indemnification Period” in this Agreement):

(i) the representations and warranties set forth in Section 3.1 and 4.1 (Organization), Section 3.2and 4.2 (Power and Authority), Section 3.4 (Governmental Authorizations), Section 3.6 (Condition, Title and Sufficiency of Assets — but only with respect to Title), and Section 3.23 and 4.4 (No Broker’s or Finder’s Fees) (collectively, the “Core Representations”) shall survive the Closing indefinitely;

(ii) the representations and warranties set forth in Section 3.15 (Environmental Matters) shall survive until the tenth (10th) anniversary of the Closing Date;

(iii) the representations and warranties set forth in Section 3.17 (Taxes) shall survive until ninety (90) days after the expiration of the applicable statute of limitations; and

(iv) all other representations and warranties described in Article III and Article IV shall survive until the second (2nd) year anniversary of the Closing Date.

(b) Notwithstanding the foregoing, claims for indemnification pursuant to this Article IX for breaches of any representations and warranties arising from fraud, intentional misrepresentation or willful breach of this Agreement shall survive indefinitely.

(c) As used in this Article IX, any reference to a representation, warranty or covenant contained in any section of this Agreement shall include the appropriate Disclosure Schedule including any schedule relating to such section and any supplements thereto delivered prior to Closing.

9.2 Indemnification.

(a) Subject to the limitations set forth in Section 9.4, Seller hereby agrees to hold harmless and indemnify Buyer, its shareholders, directors, officers, employees, agents, representatives, successors and assigns (hereinafter individually referred to as a “Buyer Indemnified Party”) from and against any and all losses, liabilities, damages, demands, claims, suits, actions, causes of action, judgments, assessments, reasonable costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”) asserted against, resulting from, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of, arise from, or relate directly or indirectly to: (i) any inaccuracy in or any breach of any of the representations or warranties made by Seller in this Agreement; (ii) any breach or non-fulfillment of any of the covenants or agreements made by Seller in this Agreement; (iii) the conduct of the Business at or prior to the Closing; and (iv) the Retained Liabilities.

(b) Subject to the limitations set forth in Section 9.4, Seller and IES Properties hereby jointly and severally agree to hold harmless and indemnify any Buyer Indemnified Party from and against any and all Damages asserted against, resulting from, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of, arise from, or relate directly or indirectly to: (i) any inaccuracy in or any breach of any of the representations or warranties made by Seller and IES Properties in Section 3.7, Section 3.9, Section 3.15, Section 3.20 (but only to the extent that the statements in Section 3.7,

Section 3.9, Section 3.15 or Section 3.20 pertain to IES Properties or the Owned Real Property); (ii) any breach or non-fulfillment of any of the covenants or agreements made by IES Properties in this Agreement; and (iii) the Retained Liabilities to the extent that they pertain to IES Properties or the Owned Real Property (claims under either Section 9.2(a) or Section 9.2(b) being collectively referred to as “Buyer Indemnifiable Claims”).

(c) Subject to the limitation set forth in Section 9.4, Buyer hereby agrees to hold harmless and indemnify Seller, its shareholders, directors, officers, employees, agents, representatives, successors and assigns (hereinafter individually referred to as a “Seller Indemnified Party”), from and against any and all Damages asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of, arise from, or relate directly or indirectly to: (i) any inaccuracy in or any breach of any of the representations or warranties made by Buyer in this Agreement; (ii) any breach or non-fulfillment of any of the covenants or agreements made by Buyer in this Agreement; (iii) the conduct of the Business following the Closing; and (iv) the Assumed Liabilities (collectively, “Seller Indemnifiable Claims”).

(d) As used herein, the term “Indemnified Party” shall mean a Buyer Indemnified Party when applied to Section 9.2(a) hereof or Section 9.2(b) hereof and shall mean a Seller Indemnified Party when applied to Section 9.2(c) hereof; the term “Indemnifiable Claims” shall mean Buyer Indemnifiable Claims when applied to Section 9.2(a) hereof or Section 9.2(b) hereof and Seller Indemnifiable Claims when applied to Section 9.2(c) hereof.

(e) Except as otherwise provided in Article IX, the parties hereto agree that the indemnification provisions of this Article IX shall, in the absence of fraud, be the sole and exclusive remedies of Buyer and Seller, respectively, as to Seller Indemnifiable Claims or Buyer Indemnifiable Claims, as the case may be, and each party hereby waives, on behalf of itself and the Buyer Indemnified Parties and the Seller Indemnified Parties, respectively, all other rights or remedies that may arise under or based upon any applicable law; provided, however, that the foregoing shall not be interpreted to limit the right of any party to seek specific performance or other equitable remedies in connection with a breach of this Agreement.

9.3 Claim Procedure.

(a) An Indemnified Party seeking indemnity under this Article IX shall give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) promptly upon becoming aware of the matters forming the basis of such claim, whether the Damages sought arise from matters solely between the parties or from third party claims described in Section 9.3(d). The Claim Notice shall contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages.

(b) Response to Claim Notice. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either:

(i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, and the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or

(ii) dispute that the Indemnified Party is entitled to receive all of the Claimed Amount (in such an event, the Response shall be referred to as an “Objection Notice”).

(c) Contested Claims. If the Indemnifying Party disputes its obligation to pay the Claimed Amount pursuant to an Objection Notice, Buyer and Seller shall attempt in good faith to reach an agreement as to the disputed matter. If Buyer and Seller shall have failed to resolve such disputed matters within 60 days from the Indemnifying Party’s receipt of the Objection Notice, or such further time as the parties may agree, then the parties shall submit the matter to binding arbitration as set forth below prior to the expiration of the relevant Indemnification Period set forth in Section 9.1.

(i) General. The arbitration shall be conducted in accordance with the provisions of the rules of, and shall be administered by, the American Arbitration Association as appointing authority. In the event of any conflict between such rules and this Section 9.3(c), the provisions of this Section 9.3(c) shall govern.

(ii) Appointment of Single Arbitrator. The parties shall jointly select a single arbitrator within 20 days of the giving or receipt of notice of arbitration. If the parties shall be unable to agree upon the presiding arbitrator, the American Arbitration Association shall have the power to make the appointment of a single arbitrator (the “Arbitrator”).

(iii) Place of Proceedings. If the arbitration relates to a Buyer Indemnifiable Claim, the arbitration shall take place in Houston, Texas within 90 days of the appointment of the Arbitrator. If the arbitration relates to a Seller Indemnifiable Claim, the arbitration shall take place in New York, New York within 90 days of the appointment of the Arbitrator.

(iv) Award. The award of the Arbitrator shall be reasoned and in writing and furnished within 30 days of the last day of the hearing, and shall be final and binding upon the parties. Neither party shall appeal the award to any court. Judgment for enforcement of the award of the Arbitrator may be entered in any court having jurisdiction thereof.

(v) Expenses. The costs and fees of the Arbitrator and the arbitration proceedings shall be borne equally by the parties hereto unless the Arbitrator awards the costs and fees of the arbitration against or to one of the parties as a part of the award.

(d) Third-Party Claims.

(i) If an Indemnified Party receives notice or otherwise learns of the assertion by a Person other than a Buyer Indemnified Party or Seller Indemnified Party of any claim with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article IX, the Indemnified Party shall give written notification to the Indemnifying Party within five (5) days thereafter. Such notice shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damage or Liability caused by or arising out of such failure or to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. If the Indemnifying Party does assume control of such defense, the Indemnified Party may assign any relevant cross-claims or counterclaims to the Indemnifying Party upon the Indemnifying Party’s request.

(ii) The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have materially conflicting interests or materially different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The Indemnified Party shall be entitled to participate in the defense with counsel of its own choosing at the Indemnified Party’s own cost and expense. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.

(iii) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required for non-criminal matters if the Indemnifying Party agrees to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

9.4 Limitations on Indemnification. The rights of an Indemnified Party to indemnification under this Article IX are subject to the following:

(a) An Indemnified Party shall not be entitled to indemnification hereunder with respect to an Indemnifiable Claim (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims) unless and until the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $100,000 (the “Threshold Amount”), and then only with respect to the amount that exceeds the Threshold Amount; provided, however, that any Damages arising or resulting from the matters set forth in (i) Section 3.14 (Environmental Matters) and (ii) Section 3.16 (Tax Matters) shall not be subject to the Threshold Amount and such indemnification shall be effective with respect to the first dollar of such Damages.

(b) Notwithstanding anything contained in this Agreement to the contrary, the maximum liability of an Indemnifying Party for claims for indemnification arising hereunder shall not exceed $5,000,000 (the “Indemnity Cap”); provided, however, that any Damages arising or resulting from (i) fraud, intentional misrepresentation or willful breach of this Agreement, (ii) the matters set forth on Section 3.15 (Environmental Matters), and (iii) the matters set forth on Section 3.17 (Taxes) shall not be subject to the Indemnity Cap and the amount of any Damages arising or resulting from the matters set forth in Section 3.17 (Taxes) shall not be taken into account in determining the application of the Indemnity Cap to other indemnified Damages.

9.5 Indemnification Payments Treated as Purchase Price Adjustment for Tax Purposes. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

ARTICLE X

GENERAL PROVISIONS

10.1 Expenses. Each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of the Transaction Agreements and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

10.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Buyer:

Siemens Energy, Inc.
4400 Alafaya Trail
Orlando, FL 32826
Attn: General Counsel
Facsimile No.: 407-736-5034

with a copy (which shall not constitute notice) to:

Siemens Corporation
527 Madison Avenue
New York, NY 10022
Attn: General Counsel
Facsimile No.: (212) 258-4490

If to Seller or IES Intangible Properties:

Integrated Electrical Services, Inc.
1800 West Loop South, Suite 500
Houston, Texas 77027
Attn: General Counsel
Facsimile No.: (713) 860-1533

with a copy (which shall not constitute notice) to:

Boyer Jacobs Short, P.C.
Nine Greenway Plaza, Suite 3100
Houston, Texas 77046
Attn: David S. Piper
Facsimile No.: (713) 800-3012

10.3 Waiver. The parties’ rights and remedies are cumulative and not alternative. A party’s failure or delay in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will not operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

10.4 Entire Agreement and Amendments. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

10.5 Schedules. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

10.6 Assignments, Successors, and No Third Party Rights. Neither party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their successors and permitted assigns.

10.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.8 Section Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

10.9 Governing Law. All matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise), including the construction and interpretation thereof, shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

10.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11 Submission to Jurisdiction. (a) Seller and IES irrevocably agree that any Legal Proceeding arising out of or relating to this Agreement brought by Seller or IES or their respective successors or assigns shall be brought and determined in any State or federal court located in New York, New York, and each all of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement, the Transaction Agreements and the Contemplated Transactions. Except as set forth in Section 9.3(c), Seller and IES agree not to commence any Legal Proceeding relating thereto except in the courts described above in New York, New York, other than Legal Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York, New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York, New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Legal Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Buyer irrevocably agrees that any Legal Proceeding arising out of or relating to this Agreement brought by Buyer or its successors or assigns shall be brought and determined in any State or federal court located in Houston, Texas, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement, the Transaction Agreements and the Contemplated Transactions. Except as set forth in Section 9.3(c), Buyer agrees not to commence any Legal Proceeding relating thereto except in the courts described above in Houston, Texas, other than Legal Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Houston, Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Houston, Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Legal Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.12 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or to any other Transaction Agreement.

10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic mail in “pdf” format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by electronic mail in “pdf” format shall be deemed to be their original signatures for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

IES COMMERCIAL, INC.
By:	/s/ Terry L. Freeman
	Name:	Terry L. Freeman
	Title:	Vice President

IES TANGIBLE PROPERTIES, INC.
By:	/s/ Terry L. Freeman
	Name:	Terry L. Freeman
	Title:	Vice President

SIEMENS ENERGY, INC.
By:	/s/ Randy H. Zwirn
	Name:	Randy H. Zwirn
	Title:	Chief Executive Officer

By:	/s/ Steve C. Conner
	Name:	Steve C. Conner
	Title:	Chief Financial Officer

EXHIBIT A

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), is made and entered into on ___________, 2010 (the “Effective Date”), between Siemens Energy, Inc., a Delaware corporation (“Siemens”) and IES Commercial, Inc., a Delaware corporation (“IES”).

WHEREAS, IES and IES Intangible Properties, Inc. have entered into an Asset Purchase Agreement, dated November 19, 2010 with Siemens (the “APA”) (all capitalized terms used herein but not defined in this Agreement shall have the same meanings as ascribed to them in the APA); and

WHEREAS, pursuant to the APA, Siemens will acquire substantially all of the assets of IES that relate to the marketing and selling of e-houses (the “Business”); and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the closing of the transactions contemplated under the APA; and

WHEREAS, Siemens wishes to purchase from IES, and IES wishes to continue to provide to Siemens, the Services (as such term is defined herein), on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

PROVISION OF SERVICES

SECTION 1.01 Provision of Services. Following the Closing Date and subject to the terms and conditions set forth in this Agreement, IES shall provide or cause to be provided to Siemens, and Siemens shall purchase from IES or its Affiliates, the following administrative and support services and use of the following personal property (individually or collectively referred to as the “Service(s)”), for such periods as set forth below in order for Business to be operated in an efficient manner following the Closing in conformity with applicable law and regulations in all material respects and consistent with the customary practices of the Business prior to the Closing:

(a) Continuing support for information technology, electronic mail and internet access and such other services and the use of such personal property as set forth on Exhibit A attached hereto for the term of this Agreement as set forth in Section 1.05.

(b) Any functions, responsibilities, activities or tasks that are not specifically described in this Agreement, but are reasonably required for the proper performance and delivery of the Services, and are a necessary or inherent part of the Services, shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if specifically described herein.

(c) IES and each of its Affiliates shall remain at all times an independent contractor with respect to Siemens, and under no circumstances shall IES or its Affiliates be deemed to be a partner, employee, agent or representative of Siemens. IES’ employees rendering Services pursuant to this Agreement shall not be deemed employees of Siemens. IES and its Affiliates shall not be authorized, and none of IES’ or its Affiliates’ employees, agents or representatives shall at any time (i) act on behalf of Siemens other than as specifically authorized by Siemens or under the terms and conditions of this Agreement, or (ii) bind Siemens in any manner to any contracts or other obligations.

SECTION 1.02 Compensation for Services; Use of Owned Real Property. As compensation for IES’ performance of the Services, for the term of this Agreement Siemens shall permit the employees of IES identified on Exhibit B attached hereto (the “IES Employees”) to continue to have access to and to use the office space in the Owned Real Property pursuant to the License Agreement attached hereto as Exhibit C.

SECTION 1.03 Records. From the termination of this Agreement until the one year anniversary thereof, IES shall make available for reasonable review and/or audit by Siemens, its authorized representatives or independent auditors, at Siemens’ request, and shall allow Siemens to copy all records and accounts related to Services rendered to the Business during the term of this Agreement.

SECTION 1.04 Performance; Limited Liability.

(a) IES shall perform the Services with the same degree of care and at the same level of performance as it performs similar services for its own operations; provided, however, that such degree of care or level of performance, as the case may be, shall not be less than reasonable and shall be comparable to that performed for the benefit of the Business prior to the Closing. It is understood, however, that any rights or remedies which Siemens or its Affiliate may have shall be solely pursuant to the APA.

(b) Notwithstanding any other provision to the contrary in this Agreement, IES, its Affiliates, and the Representatives of IES and IES’ Affiliates shall be liable to Siemens or to any third party, including any Governmental Authority, for the provision of any Services provided pursuant to this Agreement, to the extent Siemens shall incur or suffer any Damages arising (i) from errors or omission in the Services provided by IES, (ii) from any act or omission by an IES Employee or (iii) from IES’ gross negligence or willful misconduct. IES shall indemnify for any Damages incurred by Siemens arising from subsection (i), (ii) and (iii) hereof in accordance with Sections 9.2(a) and 9.2(b) of the APA; provided, however such IES indemnification shall not be subject to the Threshold Amount. To the extent Siemens does not incur or suffer any Damages, IES’ or its Affiliates’ sole responsibility to Siemens for errors or omission in Services by IES shall be to do any of the following as agreed to by the parties: (A) furnish correct information, (B) adjust payment and/or adjustment or (C) use commercially reasonable efforts to reperform the Services in accordance with the terms of this Agreement, at Siemens’ option, at no additional cost or expense to Siemens; provided, further, that Siemens will use commercially reasonable efforts to advise IES of any such error or omission of which it becomes aware. A failure by IES to deliver any Service because of impracticability pursuant to Section 2.10, shall be to use reasonable efforts, subject to Section 2.10, to make the Services available and/or to resume performance of the Services as promptly as reasonably practicable. In any event, IES shall not be liable for special, incidental, indirect, collateral, consequential, punitive or exemplary damages or damages for lost profits of any kind in connection with this Agreement.

SECTION 1.05 Term; Termination; Survival.

(a) Term. Except as set forth in Section 1.05(b), this Agreement shall commence on the date first written above and shall expire four months from the date hereof, unless extended by the written mutual agreement of Siemens and IES.

(b) Termination. This Agreement may be terminated at any time by Siemens with respect to any or all of the Services by providing IES 15 days’ prior written notice of such termination unless IES agrees to a shorter notice period; Either party may terminate this Agreement with respect to any or all the Services in the event that the other party is in material default or breach of any provision of this Agreement, and such material default or breach continues unremedied for a period of 15 days after written notice thereof from the non-breaching party.

(c) Survival. Expiration or termination of this Agreement for any reason shall be without prejudice to any rights, including the right to receive any payments, which shall have accrued to the benefit of either party prior to such expiration or termination. Such expiration or termination shall not relieve either party from obligations which are expressly indicated to survive expiration or termination of this Agreement. Notwithstanding any provision to the contrary, Sections 2.02 (Governing Law), 2.12 (Confidentiality), and 2.14 (Dispute Resolution) shall survive the termination of this Agreement.

ARTICLE II

MISCELLANEOUS

SECTION 2.01 Notices. All notices, requests, claims, demands and other communications hereunder (collectively, “Notices”) shall be in writing and shall be given or made pursuant to Section 10.2 of the APA. Any party may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 2.01.

SECTION 2.02 Governing Law. All matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise), including the construction and interpretation thereof, shall be governed by the laws of the State of New York without regard to conflicts of laws principles. Venue for any dispute will be governed by the terms of the APA.

SECTION 2.03 Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

SECTION 2.04 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their successors and assigns.

SECTION 2.05 Extension Not a Waiver. The parties’ rights and remedies are cumulative and not alternative. A party’s failure or delay in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will not operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

SECTION 2.06 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

SECTION 2.07 Assignment; Successors. Neither party may assign any of its rights under this Agreement without the prior consent of the other party hereto. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

SECTION 2.08 Consents. Any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any party from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.

SECTION 2.09 Entire Agreement and Modification. This Agreement, together with the APA, constitutes the entire agreement and understanding between the parties relating to the subject matter of this Agreement and supersedes all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter of this Agreement. This Agreement (or any provision of this Agreement) may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of Siemens and IES.

SECTION 2.10 Force Majeure. No party shall be liable for any loss or damage or be deemed to be in breach of this Agreement to the extent the performance of such party’s obligations or attempts to cure any breach under this Agreement are delayed or prevented as a result of any event or circumstance beyond its reasonable control, including, without limitation, war, invasion, act of foreign enemy, hostilities, civil war or rebellion (whether war is declared or not), strike, lockout or other industrial dispute, action by Governmental Authority (whether valid or invalid), or act of God.

SECTION 2.11 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 2.12 Confidentiality. For all matters set forth in this Agreement, the parties agree to abide by the confidentiality obligations with respect to the parties as set forth in Section 8.8 of the APA.

SECTION 2.13 Cooperation. Each party to this Agreement, when requested by the other party, shall give all reasonable and necessary cooperation with respect to any reasonable matters relating to the Services contemplated by this Agreement.

(a) Dispute Resolution. If there is a dispute between IES and Siemens regarding any amounts invoiced, IES shall furnish to Siemens, as directed, reasonable documentation to substantiate the amounts invoiced including, but not limited to, listings of the dates, times and amounts of the Services in question where applicable and practicable. Upon delivery of such documentation, Siemens and IES shall in good faith cooperate and use their commercially reasonable efforts to resolve such dispute among themselves. If the parties are unable to resolve their dispute within 15 calendar days of the initiation of such procedure, and Siemens believes in good faith and with a reasonable basis that the amounts shown as invoiced to Siemens are inaccurate or are otherwise not in accordance with the terms of this Agreement, then Siemens shall have the right to submit the matter to binding arbitration in accordance with the procedures set forth in Section 9.3 of the APA.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SIEMENS ENERGY, INC.
By:
	Name:	Randy H. Zwirn
	Title:	Chief Executive Officer

By:
	Name:	Steve C. Conner
	Title:	Chief Financial Officer

IES COMMERCIAL, INC.
By:
	Name:	Terry L. Freeman
	Title:	Vice President

IES Transition Services Agreement
Exhibit A

Business Services

Continuing access to, use and support for the following:

1.	Existing network services (e.g., Windows AD, DNS, DHCP and Remote Access [VPN]) used to support Tesla’s IT infrastructure.

2.	Existing IT Helpdesk (Level1) and all existing Level 2\3 technical support services.

3.	Existing Wide Area Network (WAN) and Voice (Telco) Services.

4.	Existing accounts and end-user support services for wireless devices and services (e.g., cell phones and data card).

5.	All IT business applications, both local and remote, including, but not limited to the Spectrum Construction Software and messaging (MS-Exchange) applications and the Excluded Software.

6.	Support for all PC desktop/laptop applications and services (e.g., Windows Service Patches and Virus pattern file updates).

7.	All customer and vendor-facing websites utilized by Tesla’s trading partners or prospects.

8.
All IES leased or IES owned IT equipment (Servers, storage devices, network devices, Telco equipment, printers, copiers, PCs, etc.) that are used at the Tesla site that are not being transferred to Siemens, and use of all software programs loaded on such servers and personal computers as of the Closing Date.

9.	Assistance on providing Vendor information, contact info, tax information, W-9 information.

10.	Financial support, as needed, with respect to preparing financial reports, financial statements and conducting financial analysis of the Business.

11.	Use of leased vehicles.

12.	Other support as may be reasonably requested by Siemens.

EXHIBIT B IES Employees
EXECUTION COPY

EXHIBIT C

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made on ________, 2010, by and between IES Commercial, Inc., a Delaware corporation (the “Licensee”), and Siemens Energy, Inc., a Delaware corporation (“Licensor”).

RECITALS:

A. As of the date of this Agreement, Licensor purchased from Licensee certain assets pursuant to an Asset Purchase Agreement (the “APA”) that includes the Owned Real Property commonly known as 6510 Buorgeois Road, Houston, Texas (the “Premises”). Capitalized terms not otherwise defined herein shall be defined as set forth in the APA.

B. Licensee desires to occupy the Premises for a period of time after the closing of the sale of the Premises (i) in connection with its provision of transition services to Licensor pursuant to the Transition Services Agreement, (ii) in order to permit IES Employees (as defined in the Transition Services Agreement) to continue to have access to and to use the office space in the Premises that such IES Employees had access to and used prior to the Closing Date, and (iii) to store archived files and records at the Premises consistent with such use prior to the Closing Date.

C. Licensor is willing to grant to Licensee a license to occupy the Premises for the term set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1. Grant of License. Licensor hereby grants to Licensee a license to enter onto and occupy the Premises (i) in connection with its provision of transition services to Licensor pursuant to the Transition Services Agreement, (ii) in order to permit the IES Employees to continue to have access to and to use the office space in the Premises that such IES Employees had access to and used prior to the Closing Date, and (iii) to store archived files and records at the Premises consistent with such use prior to the Closing Date. The IES Employees shall also be permitted reasonable access to the common areas of the Premises. The IES Employees shall conduct their business in the same manner as was conducted prior to Closing Date, and shall use commercially reasonable efforts not to interfere with the operations of Siemens after the Closing.

2. Term. This Agreement shall be in effect from the date of this Agreement through the sooner of (i) four months from the dater hereof, or (ii) the termination of the Transition Services Agreement, in accordance with the terms and conditions hereafter set forth (the “Expiration Date”).

3. License Consideration. The grant of this License is part of the consideration for Seller’s sale of the Premises to Licensor pursuant to the APA, the receipt and adequacy of which is acknowledged by Licensor, and Licensee shall not be required to pay any fee or provide any further consideration to Licensor for this License.

4. Maintenance. Licensee shall keep, and at the end of the term of this Agreement, surrender the portion of the Premises subject to this Agreement in a state of as good of condition and repair as received on the date hereof, subject to reasonable wear and tear, and shall not cause any liens and encumbrances to be created with respect to the Premises in connection with its use thereof. Licensee shall not store, use, release, or generate any Hazardous Substances as such are defined by applicable law at the Premises or allow such storage, use, release, or generation at the Premises in violation of applicable law, other than presence, use or storage on the Premises of Hazardous Substances that are necessary for the conduct of Licensee’s business, that are in quantities no larger than necessary for the operation of such business, and that are stored, used, disposed of and released in strict compliance with all present and future Environmental Laws. Licensee shall surrender the Premises free of any Hazardous Substances that were stored, used, released, or generated at the Premises by the acts or omissions of Licensee or its employees, agents, contractors, invitees, or sub-contractors. In the event any damage to or contamination of the Premises occurs during the term of this Agreement due to the acts or omissions of Licensee or its employees, agents, contractors, invitees, or sub-contractors, Licensee shall indemnify Licensor for all costs and expenses incurred by Licensor with respect to the repair of any such damage or remediation of any such contamination. Such payment shall be made immediately within ten (10) business days after Licensee’s receipt of an invoice and reasonable supporting documentation therefor from Licensor.

5. Indemnity/Insurance. Licensee shall indemnify, defend and hold the Licensor and all future owners of the Premises harmless of and from any and all claims, demands, causes of action and liability for injuries to persons or property, including, but not limited to contamination or violations of any state, federal or local environmental laws, rules or regulations arising out of or related to (a) the acts or omissions of Licensee or its employees, agents, contractors, invitees, or subcontractors, (b) the use of the Premises by Licensee or its employees, agents, contractors, invitees or sub-contractors, or (c) the breach of Licensee’s obligations under this Agreement. Any such payment shall be made immediately within ten (10) business days after Licensee’s receipt of an invoice and reasonable supporting documentation therefor from Licensor.

Licensee shall, at its sole cost and expense, procure and maintain in full force and effect, during the Term general commercial liability insurance covering Licensee’s and any of its employees, agents’, contractors’ or sub-contractors’ activities at the Premises. The limits of such insurance shall be not less than One Million Dollars ($1,000,000.00) per occurrence, and such insurance policy shall name Licensor as an additional named insured. Licensee shall provide Licensor with copies of all certificates evidencing the insurance required to be maintained hereunder prior to the execution of this Agreement. All such policies shall contain a waiver of subrogation in favor of Licensor and such other parties as Licensor may request and shall require the insurer to give Licensor thirty (30) days notice prior to cancellation. The issuance of any insurance policy required under this Agreement shall not be deemed to limit or restrict in any way Licensee’s liability arising under or out of this Agreement. Licensee shall be liable for any losses, damages or liabilities suffered or incurred by Licensor as the result of Licensee’s failure to maintain or cause to be maintained the insurance required to be maintained by Licensee hereunder.

6. Holdover. Licensee acknowledges that possession of the Premises must be surrendered to Licensor at the expiration or sooner termination of the term hereof. The parties recognize and agree that the damage to Licensor resulting from any failure by Licensee to timely surrender possession of the Premises as aforesaid will be substantial and will be impossible to accurately measure. Licensee therefore agrees that if possession of the Premises is not surrendered to Licensor by 11:59 p.m. at the Expiration Date, Licensee shall deliver to Licensor the amount of $50,000 no later than ten (10) days after the Expiration Date and an additional $10,000 per month payable at the end of each month during which Licensee remains on the Premises.

7. Default and Remedies. If Licensee is in default of any obligation under this Agreement and fails to cure such default within five business (5) days of written notice thereof, then Licensor may terminate this Agreement and the License granted hereby. In the event of such termination, this Agreement shall be deemed expired, and Licensee shall vacate the Premises in accordance with the terms of this Agreement. Should Licensor at any time terminate this Agreement for any Licensee default, in addition to any other remedies it may have, Licensor may recover from Licensee all damages it may incur by reasons of such default, including the cost of recovering the Premises and reasonable attorney fees.

8. Notices. Any notice, report or demand required, permitted or desired to be given under this Agreement shall be given in accordance with Section 10.2 of the APA.

9. No Recording. Neither this Agreement nor any memorandum hereof shall be recorded without Licensor’s prior written consent. This Agreement shall automatically terminate immediately upon such recording without further action or notice by Licensor in the event of such unauthorized recording.

10. Miscellaneous. Nothing in this Agreement shall be construed to make the parties hereto partners or joint venturers or render any of the parties liable for the debts or obligations of the other. This Agreement may not be amended or modified other than by a declaration in writing, executed by Licensor and Licensee or their successors or assigns. This Agreement may not be assigned by Licensee without the written consent of Licensor. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. This Agreement is made in the State of Texas and shall be construed in accordance with the laws thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

LICENSOR:			LICENSEE:

SIEMENS ENERGY, INC. A DELAWARE CORPORATION.			IES COMMERCIAL, INC. A DELAWARE CORPORATION

By:			By:

	Name:	Randy H. Zwirn		Name:	Terry L. Freeman
	Its:	Chief Executive Officer		Its:	Vice President

By:
	Name:	Steve C. Conner
	Its:	Chief Financial Officer

18,451,628.3\145763-00001
18,493,949.1\114706-00840
DRAFT 10/21/10 3:36 PM
IES Transition Services Agreement

EXHIBIT B

EXHIBIT B TO ASSET PURCHASE AGREEMENT

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale”) is entered into as of _____________, 2010 by and between Siemens Energy, Inc., a Delaware corporation (“Buyer”), IES Commercial, Inc., a Delaware corporation (“Seller”), and IES Tangible Properties, Inc., a Delaware corporation (“IES Properties”)( Seller and IES Properties being collectively referred to as “Sellers”);

RECITALS

WHEREAS, Buyer and Sellers have entered into that certain Asset Purchase Agreement, dated of November ____, 2010 (the “Purchase Agreement”), providing, among other things, for the sale by Sellers and the purchase by Buyer of the Acquired Assets and the assumption by Buyer of the Assumed Liabilities in accordance with the terms and conditions set forth in the Purchase Agreement;

WHEREAS, in order to effectuate the transactions contemplated by the Purchase Agreement, the parties are executing and delivering this Bill of Sale;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby act and agree as follows:

1. Conveyance of the Acquired Assets. Sellers hereby sell, convey, transfer, assign and deliver unto Buyer and its successors and permitted assigns, forever, all of Sellers’ right, title and interest in and to the Acquired Assets free and clear of all Liens (other than Permitted Liens). It is specifically understood and agreed that this Bill of Sale and the term “Acquired Assets” as used herein does not cover or include any of the Excluded Assets.

2. Assumed Liabilities. Buyer does hereby assume and agree to pay, perform and discharge, when due and payable, all of the Assumed Liabilities. Except for the Assumed Liabilities, Buyer does not assume and is not in any way liable or responsible for the Retained Liabilities. All of the Retained Liabilities shall remain obligations of Sellers, and shall not be or become obligations of Buyer.

3. Obligations. The parties agree that this Bill of Sale is subject to the terms and conditions of the Purchase Agreement and that, notwithstanding anything contained herein to the contrary, this Bill of Sale shall not be deemed to limit, enlarge or extinguish any obligation of the parties under the Purchase Agreement, all of which obligations shall survive the delivery of this Bill of Sale in accordance with the terms of the Purchase Agreement.

4. Further Assurances. Seller will from time to time, at Buyer’s request and without further cost or expense to Buyer, execute and deliver to Buyer such other documents or instruments of conveyance and transfer and take such other action as Buyer may reasonably request so as to more effectively convey, transfer, and to vest in Buyer, its successors and assigns, and to put Buyer and its successors and assigns in possession of, all and each of the Acquired Assets conveyed, transferred and delivered under this Bill of Sale.

5. Defined Terms. All capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.

6. Counterparts. This Bill of Sale may be executed in any number of counterparts, and each counterpart shall be deemed to be an original instrument, but all such counterparts shall constitute but one assignment. The exchange of copies of this Bill of Sale and of signature pages by facsimile transmission or by electronic mail in “pdf” format shall constitute effective execution and delivery of this Bill of Sale as to the parties and may be used in lieu of the original Bill of Sale for all purposes. Signatures of the parties transmitted by facsimile or by electronic mail in “pdf” format shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

IES COMMERCIAL, INC.
By:
Name:
Title:

IES TANGIBLE PROPERTIES, INC.
By:
Name:
Title:

SIEMENS ENERGY, INC.
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C

IES Commercial, Inc. (Tesla Division)

Calculation of Net Working

	8/31/2010	2/28/2010

Current assets:	$1,426,451	$1,445,296
Adjustments for return of
Customer prepayments:	434,151	102,409

Total Current Assets	$1,860,602	$1,547,705

Current Liabilities:
As stated	$1,207,336	$888,731
Less Adjustments:
Excluded liabilities:
Employee vested PTO	17,993	42,206
Accrued payroll	11,009	—
Property taxes	56,039	46,887
Sales taxes	—	4,402
Warranty reserves	28,498	27,588
Other		1

Total excluded liabilities	$113,539	$121,084

Assumed Liabilities	$1,093,798	$767,647

Net Assumed working capital	$766,804	$780,058